Exhibit 10.12

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

TUSCAN HOLDINGS CORP. II,

SURF AIR GLOBAL LIMITED,

SURF AIR MOBILITY INC.,

THCA MERGER SUB INC.

AND

SAGL MERGER SUB LIMITED

Dated as of May 17, 2022

TABLE OF CONTENTS

		Page
ARTICLE I. THE MERGERS AND OTHER TRANSACTIONS		3

SECTION 1.01	The Mergers	3
SECTION 1.02	Closing	3
SECTION 1.03	First Effective Time; Second Effective Time	3
SECTION 1.04	Effect of the Mergers	3
SECTION 1.05	Organizational Documents	4
SECTION 1.06	Directors and Officers	4

ARTICLE II. MERGER CONSIDERATION; CONVERSION OF SECURITIES		5

SECTION 2.01	Conversion of Securities at First Merger	5
SECTION 2.02	Conversion of Securities at Second Merger	5
SECTION 2.03	Exchange of Securities	5
SECTION 2.04	Statutory Dissenters Rights; Fair Value	7
SECTION 2.05	Stock Transfer Books	8
SECTION 2.06	Treatment of SPAC Warrants; Treatment of Company Warrants	8
SECTION 2.07	Treatment of Company Options	7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SURF ENTITIES		11

SECTION 3.01	Organization and Qualification; Subsidiaries	11
SECTION 3.02	Organizational Documents	12
SECTION 3.03	Capitalization	12
SECTION 3.04	Authority Relative to This Agreement	13
SECTION 3.05	No Conflict; Required Filings and Consents	14
SECTION 3.06	Permits; Compliance	14
SECTION 3.07	Financial Statements	15
SECTION 3.08	Absence of Certain Changes or Events	16
SECTION 3.09	No Undisclosed Liabilities; Transaction Expenses	16
SECTION 3.10	Absence of Litigation	16
SECTION 3.11	Board Approval	16
SECTION 3.12	Employee Benefit Plans	17
SECTION 3.13	Labor and Employment Matters	18
SECTION 3.14	Equipment and Other Tangible Property	18
SECTION 3.15	Real Property	18
SECTION 3.16	Intellectual Property	19
SECTION 3.17	Taxes	20
SECTION 3.18	Environmental Matters	22
SECTION 3.19	Material Contracts	22
SECTION 3.20	CARES Act	24
SECTION 3.21	Anti-Corruption Laws	25
SECTION 3.22	Sanctions and International Trade Compliance	25
SECTION 3.23	Takeover Statutes	25

i

ii

Exhibit A	Lock-Up Agreement

Exhibit B	Registration Rights Agreement

Exhibit C	Amended and Restated Parentco Certificate of Incorporation

Exhibit D	Amended and Restated Parentco Bylaws

Exhibit E	Employee Stock Purchase Plan

Exhibit F	New Stock Incentive Plan

iii

BUSINESS COMBINATION AGREEMENT, dated as of May 17, 2022 (this “Agreement”), by and among Tuscan Holdings Corp. II, a Delaware corporation (“SPAC”), Surf Air Global Limited, a BVI business company formed under the laws of the British Virgin Islands (the “Company”), Surf Air Mobility Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Parentco”), THCA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parentco (“Merger Sub I”), and SAGL Merger Sub Limited, a BVI business company formed under the laws of the British Virgin Islands and wholly-owned subsidiary of Parentco (“Merger Sub II” and together with the Company, Parentco and Merger Sub I, the “Surf Entities”).

WHEREAS, SPAC is a blank check company incorporated to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Parentco is a wholly-owned direct subsidiary of the Company and was formed for the purpose of the Southern Acquisition, the Mergers and the Transactions (each, as defined below);

WHEREAS, Merger Sub I and Merger Sub II are newly formed, wholly owned, direct subsidiaries of Parentco, and were formed for the sole purpose of the Mergers;

WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”), Merger Sub I will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly-owned Subsidiary of Parentco;

WHEREAS, on the Closing Date, simultaneously with the First Merger, upon the terms and subject to the conditions of this Agreement and in accordance with Section 170 of the British Virgin Islands Business Companies Act, 2004, as amended (the “Companies Act”), Merger Sub II will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger as a wholly-owned Subsidiary of Parentco;

WHEREAS, the Company intends, together with the Mergers, to effect a related business combination transaction pursuant to which, on the Closing Date a wholly-owned subsidiary of Parentco would be merged with and into Southern Airways Corporation, a Delaware corporation (“Southern”), after which Southern would be a wholly-owned subsidiary of Parentco (such transaction, the “Southern Acquisition”), and following such transaction, together with the Mergers, Parentco would own directly or indirectly all or substantially all of the equity securities, assets, business and operations of each of SPAC, the Company, and Southern;

WHEREAS, it is intended that the Mergers and the Southern Acquisition be consummated simultaneously;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of SPAC and its stockholders to enter into this Agreement, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement and the Transactions to the stockholders of SPAC for their adoption, (iv) resolved to recommend adoption of this Agreement and the Transactions by the stockholders of SPAC, and (v) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (as defined below), net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in the Trust Fund;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of the Company and its members to enter into this Agreement, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement and the Transactions to the members of the Company for their approval and adoption by written consent and (iv) resolved to recommend adoption of this Agreement and approval of the Transactions and the other Company Proposals by the members of the Company by written consent (“Company Board Recommendation”);

WHEREAS, the board of directors of Parentco (the “Parentco Board”) and the Company, as the sole stockholder of Parentco, have unanimously (i) declared the advisability of this Agreement and the Transactions and determined that it is in the best interests of Parentco and its sole stockholder to enter into this Agreement, and (ii) adopted and approved this Agreement and the Transactions;

WHEREAS, the board of directors of Merger Sub I and Parentco, as the sole stockholder of Merger Sub I, have unanimously (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of Merger Sub I and its sole stockholder to enter into this Agreement, and (ii) adopted and approved this Agreement and the Transactions;

WHEREAS, the board of directors of Merger Sub II and Parentco, as the sole stockholder of Merger Sub II, have unanimously (i) declared the advisability of this Agreement and the Transactions and determined that it is in the best interests of Merger Sub II and its sole shareholder to enter into this Agreement, and (ii) adopted and approved this Agreement and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company entered into that certain Amended and Restated Share Purchase Agreement (the “Equity Line Agreement”) with GEM Global Yield LLC SCS and Gem Yield Bahamas Limits providing for an equity line of credit up to $400,000,000 (the “Equity Line”);

WHEREAS, prior to the execution and delivery of this Agreement, the Company entered into certain SAFE Agreements that provide, among other things, for the conversion of such SAFE Agreements into a certain number of shares of Parentco Common Stock in accordance with the terms thereof in connection with the consummation of the transactions contemplated hereby (the “SAFE Agreements”), any cash proceeds of which, for the avoidance of doubt, shall not be used for the repayment of indebtedness for borrowed money of the Company or its Subsidiaries prior to the Closing;

WHEREAS, contemporaneously with the execution of this Agreement, Parentco, Sponsor and certain of Sponsor’s affiliates have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A (the “Lock-Up Agreement”), relating to restrictions on transfer after the Closing of the SPAC Per Share Consideration received by Sponsor and its affiliates in the First Merger;

WHEREAS, Parentco, Sponsor, certain Company members and shareholders and certain stockholders of the SPAC will enter into a registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), at the Closing;

WHEREAS, contemporaneously with the execution of this Agreement, each of the Company Key Members have entered into a voting and support agreement (each a “Voting Support Agreement” and collectively, the “Voting Support Agreements”), pursuant to which each Company Key Member has agreed, among other things and subject to certain exceptions, (i) to vote in favor of the approval and adoption of this Agreement, the Second Merger and the other Transactions, (ii) to vote in favor of other Company Proposals and (iii) to terminate the Company Shareholders Agreement to which such Company Key Member is a party, effective as of the Second Effective Time;

WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor has entered into a letter agreement with the Company (the “Sponsor Letter Agreement”) pursuant to which the Sponsor has agreed, among other things, (i) to waive the provisions of Section 4.3(b)(ii) of the amended and restated certificate of incorporation of SPAC, (ii) to vote all its shares of SPAC Common Stock in favor of approval and adoption of this Agreement and the Transactions and (iii) to certain vesting and forfeitures provisions relating to shares of Parentco Common Stock to be acquired by it in the First Merger; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, the Southern Acquisition, the Mergers, taken together as a single integrated plan, will qualify as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC, Parentco, Merger Sub I, Merger Sub II and the Company hereby agree as follows.

ARTICLE I.

THE MERGERS AND OTHER TRANSACTIONS

SECTION 1.01 The Mergers.

(a) On the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub I shall be merged with and into SPAC. As a result of the First Merger, Merger Sub I shall cease to exist and SPAC shall continue as the surviving company of the First Merger (the “First Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

(b) On the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the Companies Act, Merger Sub II shall be merged with and into the Company. As a result of the Second Merger, Merger Sub II shall cease to exist and the Company shall continue as the surviving company of the Second Merger (the “Second Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

SECTION 1.02 Closing. Unless this Agreement is terminated earlier pursuant to Article VIII, the closing of the Mergers (the “Closing”) shall take place at such time and on a date to be mutually agreed by SPAC and the Company, in coordination with the Exchange Agent, which date (the “Closing Date”) shall be as soon as practicable, but in no event later than three (3) Business Days, following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), electronically through the exchange of documents via e-mail or facsimile, at 9:00 a.m., Eastern Standard Time on the Closing Date, unless another date, time or place is agreed to in writing by SPAC and the Company.

SECTION 1.03 First Effective Time; Second Effective Time.

(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the First Merger becomes effective, which time shall be contemporaneous with the effective time of the Southern Acquisition, is herein referred to as the “First Effective Time”).

(b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the parties hereto shall cause the Second Merger to be consummated by filing articles of merger with the Registrar of Corporate Affairs of the British Virgin Islands (the “BVI Registrar of Corporate Affairs”) executed in accordance with, and in such form as is required by, the relevant provisions of the Companies Act (the “Articles of Merger”), and shall make all other filings, recordings or publications required under the Companies Act in connection with the Second Merger. The Second Merger shall become effective upon the registration of the Articles of Merger by the BVI Registrar of Corporate Affairs or at such later time as is agreed to by the parties hereto in writing and specified in the Articles of Merger, provided that such date shall not exceed 30 days subsequent to the aforesaid registration of the Articles of Merger (the time at which the Second Merger becomes effective, which time shall be contemporaneous with the effective time of the Southern Acquisition and the First Effective Time, is herein referred to as the “Second Effective Time”).

SECTION 1.04 Effect of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, by virtue of, and simultaneously with, the First Merger and without any further action on the part of SPAC, any stockholder of SPAC, Parentco, or Merger Sub I, (i) Merger Sub I shall be merged with and into SPAC, the separate corporate existence of Merger Sub I shall cease and SPAC shall continue as the First Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of SPAC and Merger Sub I shall vest in the First Surviving Company, (iii) all debts, liabilities and duties of SPAC and Merger Sub I shall become the debts, liabilities and duties of the First Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of SPAC (as the First Surviving Company) shall continue unaffected by the First Merger in accordance with the DGCL.

(b) The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, by virtue of, and simultaneously with, the Second Merger and without any further action on the part of the Company, any shareholder or stockholder of the Company, Parentco, or Merger Sub II, (i) Merger Sub II shall be merged with and into the Company, the separate corporate existence of Merger Sub II shall cease and the Company shall continue as the Second Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub II shall vest in the Second Surviving Company, (iii) all debts, liabilities and duties of the Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of the Company (as the Second Surviving Company) shall continue unaffected by the Second Merger in accordance with the Companies Act.

SECTION 1.05 Organizational Documents.

(a) By virtue of the First Merger, without any further action, the certificate of incorporation of SPAC in effect at the First Effective Time shall be amended and restated in its entirety, other than its name, to read like the certificate of incorporation of Merger Sub I, until such time as it is subsequently amended in accordance with therewith and with applicable Law. The bylaws of Merger Sub I in effect at the First Effective Time shall be the bylaws of the First Surviving Company until such time as they are subsequently amended in accordance therewith, with the certificate of incorporation and with applicable Law.

(b) The memorandum and articles of association of the Company in effect at the Second Effective Time shall be amended and restated in its entirety, other than its name, to read like the memorandum of association of Merger Sub I, until such time as it is subsequently amended in accordance therewith and with applicable Law (the “Amended and Restated Company Articles”).

(c) Immediately prior to the First Effective Time, the certificate of incorporation of Parentco shall be, and the parties shall take or cause to be taken all action (including by filing such certificate of incorporation with the Secretary of State of Delaware) required to cause the certificate of incorporation of Parentco to be, amended and restated to be in the form attached hereto as Exhibit C (the “Amended and Restated Parentco Certificate of Incorporation”), until such time as it is subsequently amended in accordance therewith and with applicable Law.

(d) At the First Effective Time, the bylaws of Parentco shall be amended and restated in the form attached hereto as Exhibit D (the “Amended and Restated Parentco Bylaws”), until such time as they are subsequently amended in accordance therewith, with the certificate of incorporation and with applicable Law.

SECTION 1.06 Directors and Officers.

(a) Immediately following the First Effective Time, the directors and officers of the First Surviving Company and its Subsidiaries shall be the individuals set forth in Section 1.06(a) of the Company Disclosure Schedule. Immediately following the Second Effective Time, the directors and officers of the Second Surviving Company and its Subsidiaries shall be the individuals determined by the Chief Executive Officer of the Company prior to Closing. Any such appointed directors shall be officers or employees of Parentco or any of its Subsidiaries after the Closing.

(b) The parties shall cause the Parentco Board, as of immediately following the First Effective Time, to be comprised of nine (9) members, with seven (7) initially designated by the Company, one (1) initially designated by SPAC and approved by the Company (such approval not to be unreasonably withheld) and one (1) who shall be the chief executive officer of Parentco. Parentco shall have a three-tier classified board, with each member of the Parentco Board to be designated in one of the three classes as mutually agreed by the Company and SPAC. The Parentco Board shall comply with Nasdaq Stock Market and any applicable state law requirements, including with respect to diversity, independence and committee composition.

(c) The parties shall cause the officers of Parent, as of immediately following the First Effective Time, to be comprised of the individuals set forth in Section 1.06(c) of the Company Disclosure Schedule, each to hold office until their successors are duly appointed.

ARTICLE II.

MERGER CONSIDERATION; CONVERSION OF SECURITIES

SECTION 2.01 Conversion of Securities at First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of SPAC, the Surf Entities or the holders of any of the following securities:

(a) Each share of SPAC Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of Parentco Common Stock (the “SPAC Per Share Consideration”).

(b) Each share of SPAC Common Stock held in the treasury of SPAC and each share of SPAC Common Stock Share owned by Merger Sub I, Merger Sub II, the Company or any direct or indirect wholly-owned subsidiary of SPAC or of the Company immediately prior to the First Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub I issued and outstanding as of immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the First Surviving Company.

SECTION 2.02 Conversion of Securities at Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of SPAC, the Surf Entities or the holders of any of the following securities:

(a) Company Merger Consideration Calculation. At least seven (7) Business Days prior to the Closing Date, the Company shall deliver to SPAC a certificate, duly executed by the chief financial officer of the Company, setting forth, in reasonable detail, together with reasonably detailed supporting evidence, the calculation of the Company Closing Share Consideration and the Company Closing Per Share Consideration (the “Closing Statement”). SPAC shall have the right to review and comment on the Closing Statement, and shall return the proposed calculation with comments in writing, if any, to the Company, at least five (5) Business Days prior to the Closing. The Company and SPAC shall work in good faith to resolve any such comments.

(b) Each Company Share issued and outstanding immediately prior to the Second Effective Time (other than any Company Shares to be canceled pursuant to Section 2.02(c) and other than Dissenting Shares) shall be canceled and, subject to Section 2.04, converted into the right to receive the Company Closing Per Share Consideration.

(c) Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub I, Merger Sub II, SPAC or any direct or indirect wholly-owned subsidiary of SPAC or of the Company immediately prior to the Second Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) Each ordinary share of Merger Sub II issued and outstanding as of immediately prior to the Second Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share of the Second Surviving Company.

(e) Each share of Parentco Common Stock held by the Company issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the Second Effective Time.

SECTION 2.03 Exchange of Securities.

(a) Company Merger Payment Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC and the Exchange Agent a schedule, based on the final Closing Statement (the “Company Merger Payment Schedule”), that is true and correct showing the percentage allocation of the Company Closing Merger Consideration (as defined below) to each of the Company Security Holders as well as the corresponding number of shares of Parentco Common Stock to be issued to such holders of Company Shares in accordance with Section 2.02 and the Company Organizational Documents, the Company Warrants in accordance with Section 2.06(b), and the Company Notes in accordance with Section 2.06(c).

(b) Exchange of Company Shares; Exchange Agent. Following the date hereof and prior to the First Effective Time, Parentco shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates representing the Company Shares in book-entry or physical form (“Company Certificates”) for the aggregate Company Closing Per Share Consideration issuable in respect of such Company Shares pursuant to Section 2.02 (the “Company Closing Merger Consideration”). Parentco shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Company Shares, for exchange in accordance with this Section 2.03, the number of shares of Parentco Common Stock sufficient to deliver the Company Closing Merger Consideration payable by Parentco pursuant to this Agreement to the holders of the Company Shares, as set forth in the Company Merger Payment Schedule (such shares of Parentco Common Stock being hereinafter referred to as the “Exchange Fund”). Parentco shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable Merger Consideration out of the Exchange Fund in accordance with the Company Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(c) Exchange of Company Warrants and Company Notes. The Exchange Agent shall follow the procedures set forth in this Section 2.03, as modified by Section 2.06(b), 2.03(c) and 2.03(d), with respect to the exchange of the Company Warrants and Company Notes.

(d) Exchange of SPAC Common Stock. Immediately after the First Effective Time, SPAC and Parentco shall instruct Continental Stock Transfer & Trust Company, as the transfer agent for each corporation, to issue to each holder of SPAC Common Stock the aggregate SPAC Per Share Consideration issuable in respect of such SPAC Common Stock pursuant to Section 2.01 (the “SPAC Merger Consideration” and together with the Company Closing Merger Consideration, the “Merger Consideration”) and to cancel the book-entry positions representing each such holder’s SPAC Common Stock immediately prior to the First Effective Time.

(e) Letters of Transmittal. As soon as reasonably practicable after the Second Effective Time, Parentco shall cause the Exchange Agent to mail to each holder of record of Company Shares entitled to receive the Company Closing Per Share Consideration, pursuant to Section 2.02, a letter of transmittal in a customary form (a “Letter of Transmittal”) containing instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Company Closing Merger Consideration payable to such holder.

(f) Exchange Procedures. Upon receipt of a duly executed Letter of Transmittal from a holder of Company Shares, as applicable, and Company Certificates representing the shares held by such member (if such Company Certificates are in physical form), the Exchange Agent shall, as soon as reasonably practicable, issue to such holder the applicable Company Closing Merger Consideration pursuant to Sections 2.01 and 2.02, as applicable, and such Company Certificate shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that prior to the Second Effective Time represented Company Shares (other than for the shares to be canceled pursuant to Section 2.03(f) or that are subject to the provisions of Section 2.04) shall be deemed from and after the Second Effective Time, for all purposes, to evidence only the right to receive the portion of the Company Closing Merger Consideration.

(g) Distributions with Respect to Unexchanged Shares of Parentco Common Stock. No dividends or other distributions declared or made after the Second Effective Time with respect to the Parentco Common Stock with a record date after the Second Effective Time shall be paid to the holder of any unsurrendered Company Certificate, Company Warrant or Company Note with respect to the shares of Parentco Common Stock represented thereby, until the holder of such Company Certificate, Company Warrant or Company Note shall surrender such Certificate, Company Warrant or Company Note. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Company Certificate, Company Warrant or Company Note, there shall be paid to the holder of the certificates representing whole shares of Parentco Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Second Effective Time and theretofore paid with respect to such whole shares of Parentco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Second Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parentco Common Stock.

(h) No Further Rights in Shares. From and after the First Effective Time and Second Effective Time, all issued and outstanding shares of SPAC Common Stock and Company Shares, as applicable, shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the SPAC Merger Consideration or Company Closing Merger Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of this Section 2.03.

(i) No Fractional Shares. Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Parentco Common Stock will be issued to any of stockholders of SPAC or the members of the Company in connection with payment of the Merger Consideration, and to the extent a fractional share of Parentco Common Stock would have been issuable to a stockholder of SPAC or a member of the Company, as applicable, as part of the Merger Consideration after aggregating all fractional shares due to such stockholder, Parentco shall round the Merger Consideration payable to such stockholder to the nearest whole number.

(j) Adjustments to Merger Consideration. The SPAC Per Share Merger Consideration, Company Per Share Merger Consideration, the shares of Parentco Common Stock issuable pursuant to Section 2.10 and the price threshold set forth in Section 2.10(e), as applicable, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock, Company Shares or Parentco Common Stock occurring on or after the date hereof and prior to the Effective Time or prior to the applicable period set forth in Section 2.10.

(k) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for six (6) months after the Second Effective Time shall be delivered to Parentco, upon demand, and any holders of SPAC Common Stock, Company Shares or Company Warrants, as applicable, who have not theretofore complied with this Section 2.03 shall thereafter look only to Parentco for the Merger Consideration and any dividends or other distributions with respect to the Parentco Common Stock to which they are entitled pursuant to Section 2.03(e). Any portion of the Exchange Fund remaining unclaimed by holders of SPAC Common Stock, Company Shares or Company Warrants, as applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parentco free and clear of any claims or interest of any person previously entitled thereto.

(l) No Liability. None of the Exchange Agent, Parentco, the First Surviving Company or the Second Surviving Company shall be liable to any holder of SPAC Common Stock, Company Shares or Company Warrants for any such SPAC Common Stock, Company Shares or Company Warrants (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(m) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parentco, the First Surviving Company, the Second Surviving Company, Merger Sub I, Merger Sub II and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of SPAC Common Stock, Company Shares or Company Warrants such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the SPAC Common Stock, Company Shares or Company Warrants in respect of which such deduction and withholding was made.

(n) Lost Certificates. If any Company Certificate, Company Warrant or Company Note, as the case may be, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate, Company Warrant or Company Note to be lost, stolen or destroyed and, if required by Parentco, the posting by such person of a bond, in such reasonable amount as Parentco may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, Company Warrant or Company Note, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Company Certificate, Company Warrant or Company Note, the Merger Consideration that such holder has elected or been deemed to have elected to receive pursuant to, and in accordance with, the provisions of this Section 2.03, including, any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03(e).

SECTION 2.04 Statutory Dissenters Rights; Fair Value.

(a) Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Second Effective Time and are held by a holder of Company Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Second Merger (“Dissenter Rights”) pursuant to Section 179 of the Companies Act (collectively, the “Dissenting Shares”) shall be cancelled and cease to exist at the Second Effective Time, but shall not be converted into or exchangeable for or represent the right to receive the Company Merger Consideration (except as provided in this Section 2.04), and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 179 of the Companies Act. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Companies Act) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration (without interest), pursuant to this Section 2.04.

(b) Each of Surf Entities and SPAC respectively agree that the Company Closing Per Share Consideration represents the fair value of the Company Shares for the purposes of Section 179 of the Companies Act.

SECTION 2.05 Stock Transfer Books. At the Second Effective Time, the stock transfer books of SPAC and the Company shall be closed and there shall be no further registration of transfers of SPAC Common Stock or Company Shares, as applicable, thereafter on the records of SPAC or the Company. From and after the Second Effective Time, the holders of book-entry positions representing SPAC Common Stock or Company Certificates representing Company Shares outstanding immediately prior to the Second Effective Time shall cease to have any rights with respect to such SPAC Common Stock or Company Shares, except as otherwise provided in this Agreement or by Law. On or after the Second Effective Time, any Company Certificates presented to the Exchange Agent for any reason shall be converted into Merger Consideration, in accordance with the provisions of this Article II.

SECTION 2.06 Treatment of SPAC Warrants; Treatment of Company Warrants; Treatment of Company Convertible Notes.

(a) Treatment of SPAC Warrants. At the First Effective Time, each SPAC Warrant that is outstanding immediately prior to the First Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire one (1) share of SPAC Common Stock and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the First Effective Time, into a right to acquire one (1) share of Parentco Common Stock (a “Parentco Warrant” and collectively, the “Parentco Warrants”) on substantially the same terms as were in effect immediately prior to the First Effective Time under the terms of the SPAC Warrant Agreement. The parties shall cause the SPAC Warrant Agreement to be amended as of immediately prior the Effective Time to the extent necessary to give effect to this Section 2.06, including adding Parentco as a party thereto, with the effect that SPAC Warrants outstanding immediately prior to the Effective Time will be exchanged for Parentco Warrants.

(b) Treatment of Company Warrants. Prior to the Second Effective Time, the Company shall deliver notice of the transactions contemplated by this Agreement in accordance with the terms of (i) each warrant to purchase Class B-2 Preferred Shares that is listed on Section 3.03(b) of the Company Disclosure Schedule (collectively, the “Class B-2 Preferred Warrants”), (ii) each warrant to purchase Class B-3 Preferred Shares that is listed on Section 3.03(b) of the Company Disclosure Schedule (collectively, the “Class B-3 Preferred Warrants”), (iii) each warrant to purchase Class B-4 Preferred Shares that is listed on Section 3.03(b) of the Company Disclosure Schedule (collectively, the “Class B-4 Preferred Warrants”) and (iv) each warrant to purchase Ordinary Shares that is listed on Section 3.03(b) of the Company Disclosure Schedule (collectively, the “Ordinary Warrants” and, together with the Class B-2 Preferred Warrants, the Class B-3 Preferred Warrants and the Class B-4 Preferred Warrants, the “Company Warrants”) to the holder of such Company Warrant. To the extent that any Company Warrant will not expire or be cancelled by its terms by virtue of the Second Merger, the Company shall cause each Company Warrant (including pursuant to an amendment thereto), as of the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parentco, the Company or Merger Sub II, to be cancelled and extinguished to the extent such Company Warrant is not exercised prior to the Closing (each, a “Cancelled Warrant”), and as a result thereof, to cause each holder of a Cancelled Warrant to cease to have any rights with respect thereto, except the right to receive in respect thereof at the Second Effective Time, a number of shares of Parentco Common Stock equal to: the product of (A) the number of Ordinary Shares that would be issued immediately prior to the Second Effective Time assuming (x) the net exercise of the applicable Company Warrant and (y) the conversion of the Class B-2 Preferred Shares, Class B-3 Preferred Shares and Class B-4 Preferred Shares issuable upon exercise of the Class B-2 Preferred Warrants, Class B-3 Preferred Warrants and Class B-4 Preferred Warrants, respectively, into Ordinary Shares (the “Warrant Shares”), multiplied by (B) the Company Closing Per Share Consideration (the “Cancelled Warrant Consideration”). The Exchange Agent shall deliver the Cancelled Warrant Consideration, if any, to each holder of a Cancelled Warrant in respect thereof at the Closing as set forth in this Section 2.06(b) upon receipt of a warrant cancellation agreement in form reasonably acceptable to Parentco for each such Cancelled Warrant, together with a letter of transmittal, in a form reasonably acceptable to Parentco, duly completed and validly executed in accordance with the instructions thereto. Except as set forth in this Section 2.06(b), the Exchange Agent shall follow the procedures set forth in Section 2.03 with respect to any Company Warrants.

(c) Treatment of Company Convertible Notes. Prior to the Second Effective Time, the Company shall deliver notice of the transactions contemplated by this Agreement in accordance with the terms of each convertible note of the Company (collectively, the “Company Convertible Notes”) to the holder of such Company Convertible Notes. To the extent that any Company Convertible Note will not expire or be cancelled by its terms by virtue of the Second Merger, the Company shall cause each Company Convertible Note (including pursuant to an amendment thereto), as of the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parentco, the Company or Merger Sub II, to be cancelled and extinguished to the extent such Company Convertible Note is not converted prior to the Closing (each, a “Cancelled Convertible Note”), and as a result thereof, to cause each holder of a Cancelled Convertible Note to cease to have any rights with respect thereto, except the right to receive in respect thereof at the Second Effective Time, a number of shares of Parentco Common Stock equal to: the product of (A) the number of Ordinary Shares that would be issued immediately prior to the Second Effective Time assuming the conversion of the applicable Company Convertible Note (the “Note Shares”), multiplied by (B) the Company Closing Per Share Consideration (the “Cancelled Note Consideration”). The Exchange Agent shall deliver the Cancelled Note Consideration, if any, to each holder of a Cancelled Convertible Note in respect thereof at the Closing as set forth in this Section 2.06(c) upon receipt of a note cancellation agreement in form reasonably acceptable to Parentco for each such Cancelled Convertible Note, together with a letter of transmittal, in a form reasonably acceptable to Parentco, duly completed and validly executed in accordance with the instructions thereto. Except as set forth in this Section 2.06(c), the Exchange Agent shall follow the procedures set forth in Section 2.03 with respect to any Company Convertible Note.

SECTION 2.07 Treatment of Company Options.

(a) At the Second Effective Time, each Company Option (whether vested or unvested) that is outstanding immediately prior to the Second Effective Time shall be automatically converted into an option to acquire shares of Parentco Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time except that the number of shares of Parentco Common Stock issuable upon the exercise of such Company Option shall be equal to the product of (x) the number of Ordinary Shares then subject to such Company Option and (y) the Company Closing Per Share Consideration, rounded down to the nearest whole share, and the exercise price per share of Parentco Common Stock shall equal the quotient obtained by dividing (x) the exercise price per Ordinary Share of such Company Option by (y) the Company Closing Per Share Consideration, (rounded up to the nearest whole cent) (each such converted option, a “Converted Parentco Option”).

(b) At or prior to the Second Effective Time, the Company, the Company Board, or any committee thereof, as applicable, shall adopt any resolutions that are necessary to effectuate the treatment of the Company Options pursuant to Section 2.07(a).

(c) At the Second Effective Time, Parentco shall assume the Plan, except that the Plan shall be amended at the Second Effective Time to provide that no additional options and awards may be issued under such Plan.

SECTION 2.08 Treatment of Company RSUs. Immediately prior to the Second Effective Time, each Company RSU that is then outstanding and unvested shall be fully vested, and the restricted stock units subject to such Company RSU shall be immediately payable (subject to applicable tax withholding) in an equal number of the Company’s Ordinary Shares. At the Second Effective Time, the holder of such Company RSU shall be entitled to receive the consideration provided in Section 2.02(b) for each Company Share in accordance with the terms hereof and shall be treated as a Company Security Holder in respect of such Company Shares under this Agreement. Prior to the Second Effective Time, the Company Board, or any committee thereof, as applicable, shall adopt any resolutions that are necessary to effectuate the treatment of the Company RSUs pursuant to this Section 2.08.

SECTION 2.09 Funds Flow Memoranda.

(a) At least three (3) Business Days prior to the expected Closing Date, (i) SPAC will deliver to the Company a written statement setting forth a complete and accurate schedule of each SPAC Transaction Expense, setting forth the respective amounts thereof, and the applicable wire transfer instructions for each such SPAC Transaction Expense, together with reasonable relevant supporting documentation used by SPAC in calculating such amounts, including all invoices or, if no invoice is available, other documentation reasonably accounting for such costs (the “SPAC Funds Flow Memorandum”), and (ii) the Surf Entities will deliver to SPAC a written statement setting forth a complete and accurate schedule of each Surf Transaction Expense, setting forth the respective amounts thereof, and the applicable wire transfer instructions for each such Surf Transaction Expense, together with reasonable relevant supporting documentation used by the Surf Entities in calculating such amounts, including all invoices or, if no invoice is available, other documentation reasonably accounting for such costs (the “Surf Funds Flow Memorandum”).

(b) At the Closing, Parentco shall (on behalf of the Surf Entities and SPAC, as applicable) pay, or, cause to be paid, (i) all accrued and unpaid SPAC Transaction Expenses and (ii) all accrued and unpaid Surf Transaction Expenses (collectively, the “Unpaid Transaction Expenses”), in each case, as set forth on, and to the applicable payees as set forth in, the SPAC Funds Flow Memorandum and the Surf Funds Flow Memorandum, as applicable; provided that the Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

(c) Parentco acknowledges that, notwithstanding SPAC’s and Parentco’s good faith and commercially reasonable best efforts, certain SPAC Transaction Expenses or Surf Transaction Expenses may inadvertently be excluded from the SPAC Funds Flow Memorandum or the Surf Funds Flow Memorandum or may not be paid at the Closing. After the Closing, Parentco shall pay, on a timely basis in the ordinary course of business, all SPAC Transaction Expenses and Surf Transaction Expenses for which Parentco, SPAC or the Company, as applicable, receives written invoices after the Closing Date, whether or not set forth in the SPAC Funds Flow Memorandum or the Surf Funds Flow Memorandum.

SECTION 2.10 Earnout.

(a) If (i) as disclosed in the Annual Report on Form 10-K for the fiscal year ending December 31, 2023 for Parentco filed with the SEC, Parentco’s total audited revenue for the year ended December 31, 2023 is equal to or greater than $200,000,000 or (ii) at any time from and after the date that is six (6) months after the Closing and prior to the date that is five (5) years after the Closing, the VWAP of Parentco Common Stock is greater than or equal to $12.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the first date that either clause (i) or clause (ii) is satisfied, the “First Earnout Achievement Date”), Parentco shall promptly issue to each holder of Outstanding Ordinary Shares as of immediately prior to the Second Effective Time, a number of shares of Parentco Common Stock equal to the product of (1) the quotient of (A) the number of shares of Parentco Common Stock issuable under this Agreement in connection with the Second Merger with respect to the Outstanding Ordinary Shares held by such holder as of immediately prior to the Second Effective Time, divided by (B) the Earnout Fully Diluted Shares, multiplied by (2) the product of (A) 7,000,000 multiplied by (B) 87.5%.

(b) If (i) as disclosed in the Annual Report on Form 10-K for the fiscal year ending December 31, 2024 for Parentco filed with the SEC, Parentco’s total audited revenue for the year ended December 31, 2024 is equal to or greater than $425,000,000 or (ii) at any time from and after the date that is twelve (12) months after the Closing and prior to the date that is five (5) years after the Closing, the VWAP of Parentco Common Stock is greater than or equal to $14.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the first date that either clause (i) or clause (ii) is satisfied, the “Second Earnout Achievement Date”), Parentco shall promptly issue to each holder of Outstanding Ordinary Shares, a number of shares of Parentco Common Stock equal to the product of (1) the quotient of (A) the number of shares of Parentco Common Stock issuable under this Agreement in connection with the Second Merger with respect to the Outstanding Ordinary Shares held by such holder as of immediately prior to the Second Effective Time, divided by (B) the Earnout Fully Diluted Shares, multiplied by (2) the product of (A) 7,000,000 multiplied by (B) 87.5%.

(c) If (i) on or prior to December 31, 2025, Parentco or any of its Subsidiaries receives or achieves the Hybrid Cessna Caravan Certification or (ii) at any time from and after the date that is twelve (12) months after the Closing and prior to the date that is five (5) years after the Closing, the VWAP of Parentco Common Stock is greater than or equal to $16.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the first date that either clause (i) or clause (ii) is satisfied, the “Third Earnout Achievement Date”), Parentco shall promptly issue to each holder of Outstanding Ordinary Shares as of immediately prior to the Second Effective Time, a number of shares of Parentco Common Stock equal to the product of (1) the quotient of (A) the number of shares of Parentco Common Stock issuable under this Agreement in connection with the Second Merger with respect to the Outstanding Ordinary Shares held by such holder as of immediately prior to the Second Effective Time, divided by (B) the Earnout Fully Diluted Shares, multiplied by (2) the product of (A) 7,000,000 multiplied by (B) 87.5%. For purposes hereof, “Hybrid Cessna Caravan Certification” means certification of a Supplemental Type Certificate (“STC”) by the Federal Aviation Administration (“FAA”) for a hybrid-electric propulsion system for the Cessna Model 208B Grand Caravan EX aircraft (“Caravan”).

(d) If (i) on or prior to the date that is five (5) years after the Closing, Parentco or any of its Subsidiaries receives or achieves the Electric Cessna Caravan Certification or (ii) at any time from and after the date that is twelve (12) months after the Closing and prior to the date that is five (5) years after the Closing, the VWAP of Parentco Common Stock is greater than or equal to $18.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date the foregoing is satisfied, the “Fourth Earnout Achievement Date”), Parentco shall promptly issue to each holder of Outstanding Ordinary Shares as of immediately prior to the Second Effective Time, a number of shares of Parentco Common Stock equal to the product of (1) the quotient of (A) the number of shares of Parentco Common Stock issuable under this Agreement in connection with the Second Merger with respect to the Outstanding Ordinary Shares held by such holder as of immediately prior to the Second Effective Time, divided by (B) the Earnout Fully Diluted Shares, multiplied by (2) the product of (A) 7,000,000 multiplied by (B) 87.5%. For purposes hereof, “Electric Cessna Caravan Certification” means certification of an STC by the FAA for a fully-electric propulsion system for the Caravan.

(e) If the Commercial and Strategic Arrangement Condition is not satisfied prior to the Closing, but is satisfied after the Closing and prior to December 31, 2022, Parentco shall promptly issue to each holder of Outstanding Ordinary Shares as of immediately prior to the Second Effective Time, a number of shares of Parentco Common Stock equal to the product of (1) the quotient of (A) the number of shares of Parentco Common Stock issuable under this Agreement in connection with the Second Merger with respect to the Outstanding Ordinary Shares held by such holder as of immediately prior to the Second Effective Time, divided by (B) the Earnout Fully Diluted Shares, multiplied by (2) the product of (A) 10,000,000 multiplied by (B) 87.5%.

(f) For the avoidance of doubt, the holders of Outstanding Ordinary Shares immediately prior to the Second Effective Time shall be entitled to receive the shares of Parentco Common Stock described in Section 2.10(a), Section 2.10(b), Section 2.10(c) and Section 2.10(d) only upon the occurrence of the First Earnout Achievement Date, the Second Earnout Achievement Date, the Third Earnout Achievement Date and the Fourth Earnout Achievement Date, respectively.

(g) In the event that there is a Change of Control after the Closing and prior to the date that is five (5) years after the Closing, (A) if the implied pre-transaction valuation of Parentco in the Change of Control transaction is at least $850,000,000, each of the First Earnout Achievement Date, the Second Earnout Achievement Date, the Third Earnout Achievement Date and the Fourth Earnout Achievement Date, in each case, to the extent such achievement dates have not previously occurred, shall be deemed to occur immediately prior to the closing of such Change of Control, and in such event Parentco shall issue the shares of Parentco Common Stock issuable pursuant to Section 2.10(a), Section 2.10(b), Section 2.10(c) and Section 2.10(d), immediately prior to the closing of such Change of Control (to the extent such shares of Parentco Common Stock have not previously been issued), and (B) thereafter, the obligations in Section 2.10(a), Section 2.10(b), Section 2.10(c) and Section 2.10(d) shall terminate and no longer apply

(h) The Parentco Common Stock price targets set forth in Section 2.10(a), Section 2.10(b), Section 2.10(c) and Section 2.10(d) and the number of shares of Parentco Common Stock issuable pursuant thereto shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Parentco Common Stock occurring on or after the Closing (other than the transactions contemplated by this Agreement).

(i) Any issuance of Earnout Shares in respect of Outstanding Ordinary Shares to holders of such Outstanding Ordinary Shares hereunder shall be treated as comprised of two components, respectively, a principal component and an interest component, the amounts of which shall be determined as provided in Reg. §1.483-4(b) example (2) using the 3-month test rate of interest provided for in Reg. §1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such issuance of Earnout Shares hereunder in respect of Outstanding Ordinary Shares to each holder of such Outstanding Ordinary Shares outstanding immediately prior to the Second Effective Time, Earnout Shares representing the principal component (with a value equal to the principal component) and Earnout Shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

SECTION 2.11 Treatment of Unvested Company Shares. If any Company Share is subject to any vesting conditions immediately prior to the Second Effective Time and such vesting conditions are not accelerated prior to or concurrent with the Second Effective Time (each, an “Unvested Company Share”), then the Company Closing Per Share Consideration that is received with respect to such Unvested Company Share and any shares of Parentco Common Stock issued pursuant to Section 2.10 with respect to such Unvested Company Share shall be subject to the same vesting conditions (as appropriately adjusted by Parentco) as the Unvested Company Share immediately prior to the Second Effective Time; provided, that prior to the receipt of such Company Closing Per Share Consideration or shares of Parentco Common Stock pursuant to Section 2.10 in respect of Unvested Company Shares, Parentco shall have the right to require that the holder thereof enter into a vesting agreement with Parentco in substantially the same form as in effect immediately prior to the Second Effective Time, as appropriately adjusted by Parentco.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SURF ENTITIES

Except as disclosed in the Company’s disclosure schedule to this Agreement delivered by the Company to SPAC concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Surf Entities, jointly and severally, represent and warrant to SPAC as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each Subsidiary of the Company (each a “Company Subsidiary”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization. The Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals has not had, and would not have, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing has not had, and would not have, a Company Material Adverse Effect.

(b) A true and complete list of all of the Company Subsidiaries, together with the jurisdiction of organization, formation or incorporation of each Company Subsidiary and the percentage of the outstanding equity or similar interest in each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.

(c) Each of Merger Sub I and Merger Sub II (a) were formed solely for the purpose of the Transactions, (b) have not conducted any business or engaged in any activities other than those directly related to the Transactions, (c) have no liabilities other than those incurred in connection with the Transactions, this Agreement, or any other Transaction Documents, and (d) are not a party to any Contract other than their respective Organizational Documents and the other Transaction Documents to which it is a party.

SECTION 3.02 Organizational Documents. An accurate and complete copy of each of the Surf Entities’ and the Company Subsidiaries’ Organization Documents, currently in effect and as amended through the date of this Agreement, has been made available to SPAC prior to the date of this Agreement. Such Organizational Documents are currently in effect, and none of the Surf Entities or Company Subsidiaries is in violation in any material respect of any of the provisions thereof.

SECTION 3.03 Capitalization.

(a) The equity interests of each Surf Entity and each Company Subsidiary: (i) have been duly authorized and validly issued and are fully paid, free and clear of all Liens (other than Permitted Liens), and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of such entity’s Organizational Documents or any Contract or preemptive rights, rights of first refusal or other similar rights.

(b) As of the date hereof, the authorized capital stock of the Company consists of (i) 805,466,709 Ordinary Shares having a par value of US$0.001 each (“Ordinary Shares”); (ii) 1,866,056 Founder Preferred Shares having a par value of US$0.001 each (the “Founder Preferred Shares”); (iii) 1,930,155 Class A-1 Preferred Shares having a par value of US$0.001 each (the “Class A-1 Preferred Shares”); (iv) 2,820,319 Class A-2 Preferred Shares having a par value of US$0.001 each (the “Class A-2 Preferred Shares”); (v) 9,070,476 Class A-3 Preferred Shares having a par value of US$0.001 each (the “Class A-3 Preferred Shares”); (vi) 552,804 Class A-4 Preferred Shares having a par value of US$0.001 each (the “Class A-4 Preferred Shares”); (vii) 15,646,415 Class A-5 Preferred Shares having a par value of US$0.001 each (the “Class A-5 Preferred Shares”); (viii) 14,934,552 Class B-1 Preferred Shares having a par value of US$0.001 each (the “Class B-1 Preferred Shares”); (ix) 25,000,000 Class B-2 Preferred Shares having a par value of US$0.001 each (the “Class B-2 Preferred Shares”); (x) 2,000,000 Class B-3 Preferred Shares having a par value of US$0.001 each (the “Class B-3 Preferred Shares”);(xi) 4,000,000 Class B-4 Preferred Shares having a par value of US$0.001 each (the “Class B-4 Preferred Shares”); (xii) 33,638,500 Class B-5 Preferred Shares having a par value of US$0.001 each (the “Class B-5 Preferred Shares”); (xiii) 150,000,000 Class B-6a Preferred Shares having a par value of US$0.001 each (the “Class B-6a Preferred Shares”); and (xiv) 108,242,028 Class B-6s Preferred Shares having a par value of US$0.001 each (the “Class B-6s Preferred Shares”, and, together with the other classes of preferred shares of the Company, the “Company Preferred Shares”). As of the date of the Agreement, (A) 268,219,626 Ordinary Shares (the “Outstanding Company Ordinary Shares”) are issued and outstanding, (B) 1,866,056 Founder Preferred Shares, 1,380,217 Class A-1 Preferred Shares, 1,197,296 Class A-2 Preferred Shares, 6,206,269 Class A-3 Preferred Shares, 552,804 Class A-4 Preferred Shares, 15,400,417 Class A-5 Preferred Shares, 14,934,552 Class B-1 Preferred Shares, 24,194,129 Class B-2 Preferred Shares, 1,464,728 Class B-3 Preferred Shares, 3,671,818 Class B-4 Preferred Shares, 25,356,068 Class B-5 Preferred Shares, 130,278,487 Class B-6a Preferred Shares, and 71,101,042 Class B-6s Preferred Shares are issued and outstanding (collectively, the “Outstanding Company Preferred Shares”), (C) no Ordinary Shares or Company Preferred Shares are held in the treasury of the Company, (D) 39,620,331 Ordinary Shares are reserved for issuance upon exercise of the Company Options, (E) 4,775,951 Ordinary Shares are reserved for issuance upon exercise of the Company RSUs, (F) 103,368,810 Ordinary Shares are reserved for issuance upon exercise of the Ordinary Warrants (as set forth in Section 3.03(b) of the Company Disclosure Schedule), (G) 805,823 Class B-2 Preferred Shares are reserved for issuance upon exercise of the Class B-2 Preferred Warrants (as set forth in Section 3.03(b) of the Company Disclosure Schedule), (H) 410,123 Class B-3 Preferred Shares are reserved for issuance upon exercise of the Class B-3 Preferred Warrants (as set forth in Section 3.03(b) of the Company Disclosure Schedule), (I) 1,493,015 Class B-4 Preferred Shares are reserved for issuance upon exercise of the Class B-4 Preferred Warrants (as set forth in Section 3.03(b) of the Company Disclosure Schedule), (J) 8,282,432 Class B-5 Preferred Shares, 16,543,739 Class B-6 Preferred Shares and 2,482,615 Ordinary Warrants are reserved for issuance upon conversion of the Company Notes, and (K) 327,621,630 Ordinary Shares are issuable upon (I) conversion of the Outstanding Company Preferred Shares and the Company Preferred Shares issuable upon exercise of the Class B-2 Preferred Warrants, Class B-3 Preferred Warrants and Class B-4 Preferred Warrants, and (II) conversion of the Company Notes and exercise of the Ordinary Warrants issuable upon conversion of the Company Notes. There are no other classes of share capital of the Company. The Company has provided SPAC a list of all holders of Outstanding Company Ordinary Shares, Outstanding Company Preferred Shares, Company Options, Company RSUs, Company Warrants and Company Notes and the number of each security owned by each such holder, which list is true and correct as of the date of this Agreement.

(c) The authorized capital stock of Parentco consists of one hundred (100) shares of Parentco Common Stock. One hundred (100) shares of Parentco Common Stock is issued and outstanding. Parentco is a wholly-owned Subsidiary of the Company. There are no other classes of share capital of Parentco.

(d) The shares of Parentco Common Stock to be issued in accordance with Section 2.01 and Section 2.02 will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(e) The authorized capital stock of Merger Sub I consists of one hundred (100) shares of common stock of Merger Sub I. One Hundred (100) shares of common stock of Merger Sub I are issued and outstanding. Merger Sub I is a wholly-owned Subsidiary of Parentco. There are no other classes of share capital of Merger Sub I.

(f) The authorized shares of Merger Sub II consists of fifty thousand (50,000) ordinary shares of Merger Sub II. One (1) Merger Sub II ordinary share is issued and outstanding. Merger Sub II is a wholly-owned Subsidiary of Parentco. There are no other classes of share capital of Merger Sub II.

(g) Except for the Company Options, the Company Warrants, Company RSUs, the Company Notes, the Outstanding Company Preferred Shares, the Transactions and the Southern Acquisition, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued equity interests, or any other interests, in any Surf Entity or Company Subsidiary or obligating any Surf Entity or Company Subsidiary to issue or sell any equity interests, or any other interest, in any Surf Entity or Company Subsidiary, other than any Simple Agreements for Future Equity of the Company as to which the holder thereof has agreed to settle such agreement solely in cash. None of the Company Options, Company Warrants, Company RSUs or Outstanding Company Preferred Shares contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the equity holders as whole. No other rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the Transactions or the Southern Acquisition. There are no bonds, debentures, notes or other indebtedness or securities of any Surf Entity or Company Subsidiary having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of equity interests of any Surf Entity or Company Subsidiary may vote are authorized, issued or outstanding. Other than the Organizational Documents of the Company, there are no registration rights, and no voting trusts, proxies, anti-takeover plans or other agreements or understandings in effect that any Surf Entity or Company Subsidiary is a party to with respect to the voting or transfer of any of the equity interests of any Surf Entity or Company Subsidiary. No Surf Entity or Company Subsidiary is a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect.

SECTION 3.04 Authority Relative to This Agreement. The Surf Entities have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party, and to perform their respective obligations hereunder and thereunder in accordance with and upon the terms and conditions set forth herein and therein. The execution and delivery by the Surf Entities of this Agreement and the other Transaction Documents to which they are a party, and the consummation by the Surf Entities of the Transactions, have been duly and validly authorized by all requisite corporate action on the part of such Surf Entity and no other corporate proceedings on the part of such Surf Entity are necessary to authorize the execution, delivery and performance of this Agreement, the other Transaction Documents to which they are a party or the Transactions, subject to (i) obtaining the Company Member Approval and (ii) the filing and recordation of appropriate documents related to the Mergers as required by the DGCL and the Companies Act, as applicable. No other proceedings on the part of the Surf Entities, their members or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which they are a party or to consummate the Transactions. This Agreement and the other Transaction Documents to which the Surf Entities are a party have been (or, in the case of Transaction Documents to be executed and delivered at the Closing, will be) duly and validly executed and delivered by each of the Surf Entities and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of each such Surf Entity, enforceable against each such Surf Entity in accordance with their terms; provided that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of the Surf Entities of this Agreement and the other Transaction Documents to which they are a party does not, and the performance by each of the Surf Entities of this Agreement, the other Transaction Documents to which they are a party and the Transactions will not: (i) conflict with or violate the Organizational Documents of any Surf Entity or Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) of the Company Disclosure Schedule have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law, Permit or Governmental Order applicable to any Surf Entity or Company Subsidiary; or (iii) result in any breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require an additional payment (other than reimbursement of legal fees for reviewing such consent) to or the consent of any third party, or result in the creation of a Lien or other encumbrance on any property or asset of any Surf Entity or Company Subsidiary pursuant to, any Material Contract or Real Property Lease except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, consent requirements, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery by the Surf Entities of this Agreement and the other Transaction Documents to which they are a party does not, and the performance by the Surf Entities of this Agreement, the other Transaction Documents to which they are a party and the Transactions will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States or foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the effectiveness of the filing of the Articles of Merger with the BVI Registrar of Corporate Affairs, (iv) the effectiveness of the filing of the Amended and Restated Parentco Certificate of Incorporation, (v) the effectiveness of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vi) the effectiveness of the Registration Statement, (vii) the consents, approvals, authorizations and other actions described in Section 3.05(b) of the Company Disclosure Schedule and (viii) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained would not have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances, Orders and any other authorizations by a Governmental Authority necessary for each of the Company or the Company Subsidiaries to lawfully own, lease and operate its properties or to lawfully carry on its business as it is now being conducted (the “Company Permits”). The Company Permits held by the Company and the Company Subsidiaries (i) are valid and in full force and effect in all material respects, (ii) will not be terminated prior to the Closing or as a result of this Agreement and the Transactions, and (iii) except as set forth on Section 3.06 of the Company Disclosure Schedule, will not require any filings, approvals or consents to be sought from any Governmental Authority or third party as a result of this Agreement and the Transactions. No suspension, revocation, involuntary termination or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Each of the Company and the Company Subsidiaries is, and since the Look Back Date, has been, in material compliance with all applicable Laws of applicable Governmental Authorities and all Company Permits. Since the Look Back Date, the Company has not received notice (whether verbally or in writing) of any material warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority that has not been remediated, terminated or otherwise corrected to the satisfaction of such Governmental Authority.

SECTION 3.07 Financial Statements.

(a) Section 3.07(a) of the Company Disclosure Schedule sets forth the Company’s and its consolidated Subsidiaries (i) consolidated audited financial statements consisting of the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2019 and December 31, 2020 and the related consolidated statements of income, changes in equity, and cash flow for the respective twelve (12) month periods ended December 31, 2019 and December 31, 2020 (such financial statements, “Audited Financial Statements”), and (ii) consolidated unaudited financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 and the related consolidated statements of income, changes in equity, and cash flow for the respective twelve (12) month periods ended December 31, 2021 (such financial statements, the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Company and its consolidated Subsidiaries, and fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its consolidated Subsidiaries for the periods indicated, except, in the case of the Interim Financial Statements, subject to normal audit adjustments and the absence of footnotes.

(c) The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (a) all assets, liabilities and transactions are accurately and timely recorded in all material respects and to maintain accountability for the assets and (b) transactions are executed and access to records is permitted only in accordance with management’s authorization. Since the Look Back Date, no officer, director or employee of the Company or any of its Subsidiaries has (A) falsified any of the books, records or accounts of the Company or any of its Subsidiaries or (B) circumvented the internal accounting controls of the Company or any of its Subsidiaries or (C) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company and its Subsidiaries.

(d) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company as of the date hereof.

(e) As of the date of this Agreement, the projections with respect to the Company for the periods of 2022 until 2024 that were delivered by or on behalf of the Company to Parentco were prepared by the Company in good faith based on assumptions that the Company believes in good faith to be reasonable.

SECTION 3.08 Absence of Certain Changes or Events. Since December 31, 2020, except as expressly contemplated by this Agreement and the other Transaction Documents, (a) the Company and the Company Subsidiaries have conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice, except for actions and omissions taken as a result of COVID-19 and COVID-19 Measures, (b) there has not been any Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that would require the consent of SPAC under Section 5.02 if such action had been taken after the execution of this Agreement.

SECTION 3.09 No Undisclosed Liabilities; Transaction Expenses.

(a) Except for liabilities or obligations (i) as reflected, disclosed or reserved against in the Company’s balance sheets (or the notes thereto) included in the Financial Statements, (ii) incurred in connection with the Transactions, including as set forth in Section 3.09(b) of the Company Disclosure Schedule, (iii) that have arisen since December 31, 2021 in the ordinary course of the operation of business of the Company and its Subsidiaries or (iv) such other liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise that would be required to be set forth or reserved for on a balance sheet of the Company and its consolidated Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice.

(b) Section 3.09(b) of the Company Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of this Agreement, of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses expected to be incurred by the Company and the Company Subsidiaries, as of the Closing, incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents and the Transactions (the “Surf Transaction Expenses”).

SECTION 3.10 Absence of Litigation. There is no litigation, suit, action, hearing, legal, arbitral, judicial, administrative or other proceeding or, to the knowledge of the Company, investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against any Surf Entity or Company Subsidiary, or any property or asset of any Surf Entity or Company Subsidiary, at Law or in equity by or before any Governmental Authority (other than routine claims for benefits pursuant to a plan), that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Surf Entity or Company Subsidiary, and no property or asset of any Surf Entity or Company Subsidiary, is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.11 Board Approval of Surf Entities; Stockholder Approval of Parentco, Merger Sub I and Merger Sub II.

(a) The Company Board has, by resolutions unanimously adopted thereby, (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the members of the Company, (ii) approved this Agreement, the Mergers and the Transactions, (iii) recommended that the holders of the Ordinary Shares and Company Preferred Shares approve and adopt this Agreement and approve the Mergers and the other Transactions as contemplated by this Agreement and (iv) directed that the Company Proposals be submitted for consideration by the holders of the Ordinary Shares and Company Preferred Shares in order to obtain the Company Member Approval pursuant to irrevocable written consents of the holders of the Ordinary Shares and Company Preferred Shares. None of the aforesaid actions by the Company Board has been amended, rescinded or modified.

(b) The Parentco Board, by resolutions duly adopted by unanimous written consent or unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parentco and SPAC, as the sole stockholder of Parentco, (ii) approved and adopted this Agreement and the Transactions and (iii) recommended the approval and adoption of this Agreement and the Transactions by the Company, as the sole stockholder of Parentco. The Company, in its capacity as the sole stockholder of Parentco, has approved and adopted this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions.

(c) The board of directors of Merger Sub I, by resolutions duly adopted by unanimous written consent or unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) approved and adopted this Agreement, the First Merger and the other Transactions and (ii) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by Parentco, as the sole stockholder of Merger Sub I. Parentco, in its capacity as the sole stockholder of Merger Sub I, has approved and adopted this Agreement, the First Merger and the other Transactions.

(d) The board of directors of Merger Sub II, by resolutions duly adopted by unanimous written consent or unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) approved and adopted this Agreement, the Second Merger and the other Transactions and (ii) recommended the approval and adoption of this Agreement, the Second Merger and the other Transactions by Parentco, as the sole stockholder of Merger Sub II. Parentco, in its capacity as the sole shareholder of Merger Sub II, has approved and adopted this Agreement, the Second Merger and the other Transactions.

SECTION 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Benefit Plan, other than any such Benefit Plan that may be established or entered into after the date hereof in compliance with this Agreement. The Company has made available to SPAC, as applicable: (i) current, accurate and complete copies of each such Benefit Plan and trust agreements and insurance contracts relating thereto; (ii) copies of the most recent Internal Revenue Service determination letter or opinion letter for any Benefit Plan; (iii) copies of the non-discrimination testing results for each Benefit Plan for the three (3) most recent plan years; (iv) copies of the three (3) most recent Forms 5500 annual report and accompanying schedules for any Benefit Plan, (v) the most recent summary plan descriptions and any summaries of material modifications thereto for any Benefit Plan; and (vi) all material non-routine correspondence received from any Governmental Authority with respect to any Benefit Plan within the past three (3) years.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, (ii) all payments and contributions required to be made under the terms of any Benefit Plan and applicable Laws have been timely made or, to the extent required by applicable accounting policies, accrued in accordance with such policies, (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly and timely filed and (iv) no “prohibited transaction” nor “reportable event” has occurred within the meanings of the applicable provisions of ERISA or the Code.

(c) Neither the execution or delivery by the Company of this Agreement nor the consummation of the Transactions will (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any current or former employee of the Company or any of the Company Subsidiaries, except as expressly provided in this Agreement, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such material benefit or compensation, (iv) result in any material funding obligation under any Benefit Plan or (v) result in any material amount being nondeductible under Section 280G of the Code or subject to the excise tax under Section 4999 of the Code. No current or former employee of the Company or any of the Company Subsidiaries is entitled to receive any Tax gross-up payment from the Company or any of the Company Subsidiaries in respect of the excise taxes imposed under Section 409A or 4999 of the Code.

(d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code either (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(e) No Benefit Plan is, and none of the Company nor any of its ERISA Affiliates has within the past six (6) years incurred any liability with respect to, (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a multiple employer plan, as defined in Section 4063 or 4064 of ERISA, or (iii) a plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(f) Except as would not have a Company Material Adverse Effect, there are no pending, or, to the knowledge of the Company, threatened proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Benefit Plan, by any employee or beneficiary covered under such Benefit Plan, as applicable, or otherwise involving such Benefit Plan.

(g) Except as would not have a Company Material Adverse Effect, taken as a whole, (i) neither the Company nor any Company Subsidiary is obligated under any Benefit Plan or otherwise to provide medical or death benefits with respect to any employee or former employee of the Company or its Company Subsidiaries after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, and (ii) the Company and each Company Subsidiary has complied with both (x) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (y) the minimum essential coverage and affordability requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Benefit Plan that is a group health plan.

(h) Except as would not have a Company Material Adverse Effect, taken as a whole, each Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder.

SECTION 3.13 Labor and Employment Matters.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any Labor Agreement, (ii) no Labor Agreement is presently being negotiated, (iii) there are no labor union organizing activities or representation campaigns pending or, to the knowledge of the Company, threatened by or with respect to any of the employees of the Company or any of the Company Subsidiaries, and (iv) from the Look Back Date, there have not been any, and there are no, pending strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or the Company Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and, since the Look Back Date, has been, in compliance with all applicable Laws respecting labor and employment practices and is not liable for any arrears of wages or penalties with respect thereto, and (ii) there are no material charges, complaints or proceedings by any Governmental Authority pertaining to the employment practices of the Company or any of the Company Subsidiaries pending or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries. Except as would not have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened, claims against the Company or its Subsidiaries on account of any labor or employment matter or action.

(c) From the Look Back Date, none of the Company or its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) or (ii) a “mass layoff” (as defined in the WARN Act) and none of the Company or its Subsidiaries has consummated any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign applicable Law.

(d) To the knowledge of the Company, as of this Agreement, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company and its Subsidiaries and such individuals.

SECTION 3.14 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

SECTION 3.15 Real Property.

(a) Neither the Company nor its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or purchase any material interest therein.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a true and correct list of all Company Leased Real Property. The Company has made available to SPAC true and correct copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Company Leased Real Property to which the Company and its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Company Real Estate Lease Documents relating to the Company Leased Real Property. The Company or the Company Subsidiaries (as applicable) have valid leasehold interests in all of the material Company Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c) Each lease, sublease, license or similar occupancy agreement relating to a material Company Leased Real Property (as amended, each a “Real Property Lease”) is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and, to the knowledge of the Company, the other parties thereto (except as enforceability may be limited by the Enforceability Exceptions). Except as would not have a Company Material Adverse Effect: (i) neither the Company nor any of the Company Subsidiaries nor, as of the date of this Agreement, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any Real Property Lease; and (ii) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received written notice of any actual or potential violation of, or failure to comply with, any term of any Real Property Lease which remains uncured. Each Real Property Lease that was furnished to SPAC is, to the knowledge of the Company, a true, correct and materially complete copy of such lease, sublease, license or similar occupancy agreement relating to a Company Leased Real Property in effect on the date hereof, together with all material amendments and supplements relating thereto.

(d) (i) Except as would not have a Company Material Adverse Effect, the Company Leased Real Property are in good operating condition (subject to normal wear and tear) and are suitable and adequate for the purposes for which they are currently being used, in compliance with all regulatory or legislative requirements applicable to them; and (ii) to the knowledge of the Company, there are no existing, pending or threatened condemnation proceedings or similar actions relating to any part of the Company Leased Real Property.

SECTION 3.16 Intellectual Property.

(a) The Company and/or a Company Subsidiary owns or duly licenses, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property used in or otherwise necessary for the business of the Company and Company Subsidiaries as now conducted or is otherwise entitled to use such material Intellectual Property by operation of Law. Section 3.16(a) of the Company Disclosure Schedule contains a complete list of the registered patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications owned by the Company and/or the Company Subsidiaries. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Company IP Rights shall, in all material respects, be available for use by the Company and the applicable Company Subsidiaries immediately after the Closing Date on materially the same terms and conditions to those under which each such entity owned or used such Intellectual Property immediately prior to the Closing Date. The registered Company-Owned Intellectual Property Rights are subsisting and to the knowledge of the Company, valid and enforceable. Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each employee of the Company or any Company Subsidiary, and each contractor, consultant or other person who has engaged with the Company or any Company Subsidiary and, in each of the foregoing instances, contributed to the conception, development or reduction to practice of any material Company-Owned Intellectual Property Rights has assigned to one of the Company or the Company Subsidiaries all of his or her rights to such Intellectual Property, pursuant to a written agreement containing present, affirmative assignment language. Except for off-the-shelf software and other similar items licensed on a non-exclusive basis and used in the ordinary course of its business, none of the Company or the Company Subsidiaries is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution or provision of any Products or other Company IP Rights. To the knowledge of the Company, the conduct of and operation of the Company’s and the Company Subsidiaries’ businesses does not infringe or misappropriate, and has not since the Look Back Date infringed or misappropriated, or otherwise violated any Intellectual Property of other persons and, to the knowledge of the Company, there is no material current or ongoing infringement or violation by a third party of any of the Company-Owned Intellectual Property Rights or of any other Company IP Rights licensed on an exclusive basis by the Company or the Company Subsidiaries. As of the date of this Agreement, none of the Company or the Company Subsidiaries has received any written claim or threat alleging that it has violated or, by conducting its business, would violate any of the Intellectual Property of any other person. Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and proprietary information used in conducting the business (“Company Proprietary Information”), including, without limitation, requiring all current Company employees and consultants and all other persons that have been provided with access to such Company Proprietary Information to execute a binding confidentiality agreement and, to the knowledge of the Company, there has not been any breach by any party to such confidentiality agreements. Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been effective upon testing in all material respects, and since the Look Back Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(b) Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the software owned by the Company or the Company Subsidiaries or licensed by the Company or the Company Subsidiaries and incorporated into and licensed, sold or distributed with the Products includes or incorporates any software, including “open source” or similar software, in such a manner as to require the Company or any Company Subsidiary to (i) disclose or distribute in source code form, license for making derivative works, or redistribute at no or de minimis charge any such Product of the Company or the Company Subsidiaries (other than the applicable open source or similar software) or (ii) give third parties free rights in or to use any such Product or any of the source code related thereto (other than the applicable open source or similar software). To the knowledge of the Company, no products contain any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other software code designed or intended to have any of the following functions: (1) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (2) damaging or destroying any data or file without the user’s consent.

(c) The information technology systems of the Company and the Company Subsidiaries (the “IT Systems”) are owned by, or validly licensed, leased or supplied under contracts to the Company or any of the Company Subsidiaries. The IT Systems are adequate and sufficient, in all material respects, for the respective operations of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries have taken measures reasonable in the industry to preserve and maintain the performance, security and integrity of such respective systems and all software, information or data stored thereon, including disaster data recovery technology.

(d) At all times since the Look Back Date, the Company and the Company Subsidiaries have taken all reasonable steps (including by implementing reasonable administrative, technical and physical security measures) to ensure that all Company Data and Business Systems are protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access or damage to, or use, modification, acquisition or disclosure of, Company Data that would cause a Company Material Adverse Effect. There have been no unauthorized intrusions into, breaches of the security of, or ransomware attacks on, the Business Systems that would cause a Company Material Adverse Effect.

(e) The Company and its Subsidiaries are in compliance with, and since the Look Back Date have been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing clauses (i)-(iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been since the Look Back Date, any Actions by any Person, or any investigations by any Governmental Authority, pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.

SECTION 3.17 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate and in compliance with all applicable Laws in all material respects; (ii) have timely paid all Taxes; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The charges, accruals, and reserves with respect to Taxes on the Financial Statements of the Company and each of its Company Subsidiaries are adequate, were calculated in accordance with GAAP, as applicable, and were properly recorded in their books and records.

(c) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, whether or not written).

(d) Neither the Company nor any Company Subsidiary has entered into a closing agreement that is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to the Company or a Company Subsidiary.

(e) The Company and each of its Company Subsidiaries have not requested or received a private letter ruling, or other similar tax ruling or arrangement or related correspondence from any Governmental Authority, including any application for or receipt of a Tax ruling or arrangement from any Governmental Authority on such company’s behalf or on behalf on any of its shareholders, whether or not in connection with this Agreement or applied for any tax ruling with respect to Company’s or Company’s Subsidiaries Tax Returns.

(f) Each of the Company and its Company Subsidiaries has collected or withheld and paid to the appropriate Tax authority all Taxes required to have been collected or withheld and paid in connection with amounts received from or paid or owing to any customer, current or former employee, independent contractor, creditor, shareholder or other third party and has timely complied in all material respects with all applicable Law, rules and regulations relating to the collection, payment and withholding of Taxes, including all material reporting and record keeping requirements related thereto.

(g) Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of the Company and/or Company Subsidiaries).

(h) Neither the Company nor any of its Company Subsidiaries has any liability for the Taxes of any person (other than the Company and/or Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Except as contemplated in this Agreement, neither the Company nor any of its Company Subsidiaries has in place or has requested a ruling, transfer pricing agreement or similar agreement in respect of Taxes pending between the Company or any Company Subsidiary and any Governmental Authority which will have any effect after the Closing Date.

(j) Neither the Company nor a Company Subsidiary has made, nor is it or will it be required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method from a taxable period ending on or before the Closing Date or otherwise.

(k) Neither the Company nor any of the Company Subsidiaries has within the past three years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(l) Neither the Company nor any of its Company Subsidiaries is, or has been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(m) Neither the Company nor a Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.

(n) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(o) Each of the Company and the Company Subsidiaries has not taken or agreed to take any action, and does not intend or plan to take any action, or have knowledge of any agreement, plan or intention to take any action, including any distribution of cash or other property, that is reasonably likely to prevent the Mergers and the Southern Acquisition, taken together, from qualifying for the Intended Tax Treatment.

SECTION 3.18 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws, and have obtained and are in compliance with the terms and conditions of all Permits required under applicable Environmental Law to carry on their Business as it is being conducted, and to occupy and operate the Leased Real Property;

(b) the Company and its Subsidiaries have not received any: (i) written notice or claim in respect of Environmental Laws or the violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved (or, if resolved, has any unfulfilled obligations);

(c) the Company and its Subsidiaries have not caused and, to the knowledge of the Company, no third party has caused any Release of Hazardous Materials, in violation of Environmental Law, with respect to any Leased Real Property or any other location which would or would reasonably be expected to result in Liability to the Company or any of its Subsidiaries;

(d) neither the Company nor its Subsidiaries is subject to any Governmental Order relating to any non-compliance with or Liability under Environmental Laws or regarding any Hazardous Materials that remains outstanding or unresolved (or, if resolved, has any material unfulfilled obligations); and

(e) no Action is pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiaries’ compliance with or Liability under Environmental Law.

SECTION 3.19 Material Contracts.

(a) Subsections (i) through (xvi) of Section 3.19(a) of the Company Disclosure Schedule list, as of the date of this Agreement, the following types of contracts and agreements (including any material amendments thereto and other than Benefit Plans set forth on Section 3.12(a) of the Company Disclosure Schedule), whether written or oral, currently in effect to which the Company or any Company Subsidiary is a party, or by which it or their assets or properties are bound (such contracts and agreements as are required to be set forth in Section 3.19 of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract or agreement that involves consideration payable to the Company or any of the Company Subsidiaries reasonably expected to exceed $250,000, in the aggregate, in the current fiscal year or the next fiscal year, or which exceeded such amount in the year ended December 31, 2020;

(ii) each contract or agreement for the purchase of inventory, other materials or personal property, with any contract manufacturing organization, with any supplier or for the furnishing of services to the Company or any Company Subsidiary or otherwise related to their respective businesses to which the Company or any Company Subsidiary is a party, in each case, that involves consideration payable by the Company or any of the Company Subsidiaries that is reasonably expected to exceed $250,000, in the aggregate, in the current fiscal year or the next fiscal year, or which exceeded such amount in the year ended December 31, 2020 (excluding any fuel supply contracts of the Company or any of the Company Subsidiaries);

(iii) each contract or agreement with a Top Vendor;

(iv) all contracts or agreements evidencing outstanding indebtedness for borrowed money of the Company or any Company Subsidiary, or commitments therefor, except for indebtedness and commitments in an amount not exceeding $250,000 individually or in the aggregate;

(v) all employment or consulting agreements with the Company or a Company Subsidiary that provide for annual compensation in excess of $150,000 or payments due and owing in the event of, or otherwise relating to, a change in control transaction or the consummation of the Transactions, other than at will agreements that can be terminated at any time for any reason without severance or similar liability to the Company or any Company Subsidiary;

(vi) all partnership or joint venture agreements with a third party, including any agreement involving the sharing of the Company’s and/or the Company Subsidiaries’ profits with such third party, other than the Organizational Documents of the Company or the Company Subsidiaries;

(vii) all contracts that involve the acquisition or disposition, or future acquisition or disposition, directly or indirectly (by merger, asset sale, sale of stock or otherwise), of material assets, properties, business, or capital stock or other equity interests by the Company or a Company Subsidiary which has been entered into since the Look-Back Date and involves the acquisition of any person or any assets of any person (excluding any assets or inventories acquired in the ordinary course of business and excluding the inventory portion of any purchase price with respect to dispositions of a store location), including without limitation all contracts relating to the Southern Acquisition (the “Surf Combination Agreement”);

(viii) all contracts that contain a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which the Company or any Company Subsidiary is or would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other material assets (except for rights of first refusal, rights of first offer or option rights contained in any Real Property Leases for an amount not exceeding $500,000 individually or $1,000,000 in the aggregate);

(ix) all contracts and agreements that (A) limit, or purport to limit, in any material respect the ability of the Company or any of the Company Subsidiaries to compete in any material line of business or with any person or entity or in any geographic area or during any period of time or (B) contains any “most favored nation” pricing terms that the Company or any Company Subsidiary must provide to a third party;

(x) any agreement with any Governmental Authorities (other than Permits);

(xi) any agreement requiring the Company or any of the Company Subsidiaries to guarantee the indebtedness of any Person (other than the Company or any other Company Subsidiary) or pursuant to which any Person (other than the Company or any of the Company Subsidiaries) has guaranteed the indebtedness of the Company or any of the Company Subsidiaries, except agreements in relation to indebtedness for an amount not exceeding $500,000 individually or in the aggregate;

(xii) any agreement under which the Company or any of the Company Subsidiaries has, directly or indirectly, (1) made any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or any of the Company Subsidiaries), or (2) agreed to make after the date hereof any loan, advance or assignment or payment to any Person (other than the Company or any of the Company Subsidiaries) or any capital contribution to or investment in, any Person (other than the Company or any of the Company Subsidiaries), in each case in the foregoing clauses (1) and (2), in an amount exceeding $2,000,000 individually or in the aggregate;

(xiii) any agreement licensing by or to the Company or any of the Company Subsidiaries of any Intellectual Property that are material to the business of the Company and the Company Subsidiaries, other than licenses for generally commercially available software and hardware and non-exclusive licenses by the Company or any of the Company Subsidiaries to a customer in the ordinary course of business;

(xiv) any lease, sublease or similar arrangement for the use by the Company or any Company Subsidiaries of any material personal property owned by a third party, and any lease, sublease or similar arrangement for use by a third party of any Real Property or material personal property owned, leased or subleased by the Company or any of its Subsidiaries;

(xv) all collective bargaining agreements or other agreements with any labor organization, labor union or other employee representative;

(xvi) any agreement that provides for, or is related to, the settlement or compromise of any Action settled or compromised since the Look Back Date pursuant to which the cash amount paid or to be paid by or on behalf of the Company or any of the Company Subsidiaries exceeds $500,000 (such cash amount shall exclude any payments made by insurance carriers pursuant to any insurance policies of the Company or any of the Company Subsidiaries) or which imposed any material ongoing non-monetary obligations upon the Company or any of the Company Subsidiaries that will survive the Closing;

(xvii) all contracts that provide for the Company or any Company Subsidiary to indemnify (other than the Company or any of the Company Subsidiaries) or hold harmless any other Person entered into outside of the ordinary course of business, that would reasonably be expected to impose on the Company or any Company Subsidiary a liability in excess of $1,000,000; and

(xviii) any agreement required to be disclosed on Section 3.25 of the Company Disclosure Schedule (Interested Party Transactions).

(b) Each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto. Except, in the case of any Material Contract other than the Surf Combination Agreement, as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract, and no event has occurred which with notice or lapse of time or both would become a breach or violation of, or default under, any Material Contract by the Company or any Company Subsidiary; no Material Contract has been canceled by the other party; to the Company’s knowledge, no other party is in breach or violation of, or default under, and no event has occurred which with notice or lapse of time or both would become a breach or violation of, or default under, any Material Contract by any other party; and the Company and the Company Subsidiaries have not received any written claim of default under any such agreement. Since the Look-Back Date, neither the Company nor any Company Subsidiary has received written notice of (i) any material default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or materially accelerate the obligations of the Company or any Company Subsidiary thereunder. The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including any and all material amendments thereto (excluding statements of work, orders for additional licenses or renewal letters, and similar supplements thereunder).

(c) Neither the Company nor any Company Subsidiary, nor any Affiliate of the foregoing, nor any officer, director, employee, agent or representative of any of the foregoing, has received notice from Southern that any of Southern’s representations and warranties contained in the Surf Combination Agreement are untrue or incorrect in any respect.

SECTION 3.20 CARES Act. Neither the Company nor its Subsidiaries has (a) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (b) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (c) except as set forth on Section 3.19 of the Company Disclosure Schedule, deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, (d) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or (e) during the COVID-19 Quarantine Period, had employees teleworking from a state other than their regular work location on a regular and consistent basis. For purposes of this representation, “COVID-19 Quarantine Period” means, with respect to each regular work location, the period during which the state or local Governmental Authority restricted nonessential work at such location.

SECTION 3.21 Anti-Corruption Laws.

(a) Since the Look Back Date, none of the Company, the Company Subsidiaries, any of its or their directors or officers, nor, to the knowledge of the Company, any other employees, agents or other Persons while acting for or on behalf of the Company or any of its Subsidiaries, has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”).

(b) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries, as of the date of this Agreement, (i) is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.

SECTION 3.22 Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has during the past five (5) years transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

SECTION 3.23 Takeover Statutes. No “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or similar antitakeover statute applies to this Agreement or the Transactions, except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation, or any of the Transactions.

SECTION 3.24 Insurance. Section 3.24 of the Company Disclosure Schedule sets forth the Company’s and its Subsidiaries’ material insurance policies. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Material Contracts or Real Property Leases. Except as would not have a Company Material Adverse Effect, there have not been any claims pending against the insurance policies where the Company or any Company Subsidiary is named as an insured party currently in effect. All premiums due and payable with respect to such policies have been fully paid. As of the date of this Agreement the Company has not received any threatened termination of any such insurance policies. All such insurance policies are in full force and effect, and, the Company has not received from any of its insurance carriers any notice of cancellation or nonrenewal, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies of any such insurance policies where the Company or any Company Subsidiary is named as an insured party. With respect to each such insurance policy to which the Company is a beneficiary, the policy is legal, valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms and, except for policies that have expired under their terms in the ordinary course. There have been no gaps (historical or otherwise) or lapses in any insurance coverage since the Look Back Date.

SECTION 3.25 Interested Party Transactions. No director, manager, officer or Affiliate of the Company or any Company Subsidiary is a party to any Contract with the Company or any Company Subsidiary (other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or contracts with, or with respect to, officers, managers, employees and independent contractors of the Company or any Company Subsidiary, including equity compensation, including the Related Party Agreements, which shall be terminated as of the Closing, (b) agreements and transactions in connection with any such director’s, manager’s, officer’s or Affiliate’s direct or indirect ownership of equity interests in the Company or any Company Subsidiary (or any securities that are convertible into, or exercisable or exchangeable for, any such equity interests), including distributions by the Company upon its equity interests or (c) as otherwise contemplated by this Agreement). There are no outstanding loans or other extensions of credit made or arranged by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company, any person who will be an executive officer of Parentco upon completion of the Transactions, or any person designated by the Company to become a director of Parentco upon the completion of the Transactions pursuant to Section 1.06(b).

SECTION 3.26 Brokers. Except as set forth in Section 3.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 3.27 Information Supplied. None of the information supplied or to be supplied by the Company and the Company Subsidiaries expressly for inclusion prior to the Closing: (a) in the Proxy Statement and Registration Statement will, when the Proxy Statement and Registration Statement is declared effective or when the Proxy Statement and Registration Statement is mailed to stockholders of SPAC or at the time of the meeting of such stockholders to be held in connection with the Transactions, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

SECTION 3.28 Vendors.

(a) Section 3.28(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Vendors”).

(b) Except as set forth on Section 3.28(b) of the Company Disclosure Schedule, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

SECTION 3.29 Compliance with Aviation Laws.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is in compliance with all applicable Laws relating to aviation including, without limitation, all applicable Laws prescribed or administered by the United States Federal Aviation Administration (“FAA”) and Department of Transportation (“DOT”) under Title 14 of the Code of Federal Regulations and Title 49 of the United States Code (such Laws, collectively, the “Aviation Laws”), (ii) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Laws since the Look Back Date, and (iii) has not been cited by the FAA, DOT or other Governmental Authority for any material discrepancies or violations during inspections or audits since the Look Back Date.

(b) Section 3.29(b) of the Company Disclosure Schedule sets forth a true and complete list of each aircraft owned or leased by the Company and its Subsidiaries as of December 31, 2021 (each, an “Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft.

(c) Except as set forth in Section 3.29(c) of the Company Disclosure Schedule:

(i) to the knowledge of the Company, each current employee of the Company and its Subsidiaries currently providing any flight, maintenance, dispatch, operation or handling of the Aircraft has all material required Licenses, certifications, training and competencies to provide such flight, maintenance, dispatch, operation or handling of the Aircraft;

(ii) all Aircraft are properly registered on the FAA aircraft registry and have a validly issued FAA certificate of airworthiness without limitations of any kind that is in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith);

(iii) upon acquisition or lease by the Company or any of its Subsidiaries, all Aircraft have been, are being, or, with respect to Aircrafts leased or subleased to another Person, are required to be, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA or the applicable Governmental Authority; and

(iv) all records required to be maintained for each Aircraft (including, where applicable, back to birth records) are correct and complete in all material respects and are currently in the possession of the Company or its Subsidiaries (or, in the case of Aircrafts leased from a third party, being maintained in compliance with the terms (or waivers thereof) of the related lease).

(d) The Company, and any Subsidiary of the Company acting as an “Air Carrier” as defined in 49 USC § 40102(a)(2), is, and at the Effective Time shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C).

(e) Each of the Company’s Subsidiaries listed on Section 3.29(e) of the Company Disclosure Schedule holds (i) a valid and current “Air Carrier Certificate” pursuant to 14 CFR Part 119 and associated operations specifications pursuant to 14 CFR Part 135, (ii) a DOT-approved “Air Taxi Operator” registration under 14 CFR Part 298, and (iii) a valid and current “Air Agency Certificate” pursuant to 14 CFR Part 145, as applicable to each Subsidiary for its operations. Section 3.29(e) of the Company Disclosure Schedule sets forth a true and complete list of each License issued to the Company or any of its Subsidiaries by any Governmental Authority to sell or conduct air transportation, including each certificate issued pursuant to any section of Title 14 of the Code of Federal Regulations and all associated operations specifications thereunder.

(f) Section 3.29(f) of the Company Disclosure Schedule sets forth a true and complete list of each Type Certificate, including Experimental; Supplemental Type Certificate; Production Certificate; Special Conditions; Production Approval; Technical Standard Order Authorization; FAA Certification Basis (G-1) Issue Paper or other Issue Paper; or Parts Manufacturer Approval, or Parts Manufacturer Approval issued to the Company or any of its Subsidiaries by the FAA, pursuant to 14 CFR Part 21.

SECTION 3.30 NO RELIANCE. THE SURF ENTITIES HAVE CONDUCTED THEIR OWN INDEPENDENT INVESTIGATION, VERIFICATION, REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF SPAC, WHICH INVESTIGATION, REVIEW AND ANALYSIS WAS CONDUCTED BY THE SURF ENTITIES AND THEIR AFFILIATES AND, TO THE EXTENT DEEMED APPROPRIATE BY THEM, BY REPRESENTATIVES OF THE SURF ENTITIES. IN ENTERING INTO THIS AGREEMENT, THE SURF ENTITIES ACKNOWLEDGE THAT THEY HAVE RELIED SOLELY UPON THE AFOREMENTIONED INVESTIGATION, REVIEW AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND SPAC EXPRESSLY SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS. THE SURF ENTITIES FURTHER ACKNOWLEDGE AND AGREE WITH THE REPRESENTATIONS AND WARRANTIES OF SPAC SET FORTH IN SECTION 4.18.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as disclosed in (i) SPAC SEC Reports filed with the SEC by the Company on or after March 5, 2021 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) or (ii) SPAC’s disclosure schedule to this Agreement delivered by SPAC to the Company concurrently with the execution of this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to the Surf Entities as follows:

SECTION 4.01 Corporate Organization. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. SPAC has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a SPAC Material Adverse Effect. SPAC is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a SPAC Material Adverse Effect.

SECTION 4.02 Certificate of Incorporation and By-laws. SPAC has heretofore furnished to the Company a complete and correct copy of its Organizational Documents. Such Organizational Documents of SPAC are in full force and effect. SPAC is not in violation in any material respect of any of the provisions of its Organizational Documents.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 50,000,000 shares of SPAC Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of the Agreement, (A) 7,395,001 shares of SPAC Common Stock are issued and outstanding (which includes 2,657,501 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable (collectively, the “Outstanding SPAC Shares”), (B) 0 shares of SPAC Common Stock are held in the treasury of SPAC, and (C) 11,118,750 shares of SPAC Common Stock are reserved for future issuance pursuant to SPAC Warrants. As of the date of the Agreement, there are 11,118,750 SPAC Warrants issued and outstanding, of which 2,493,750 SPAC Warrants are SPAC Private Warrants (collectively, the “Outstanding SPAC Warrants”). There are no shares of SPAC Preferred Stock issued and outstanding. Other than the 2,493,750 SPAC Warrants, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, SPAC or any of its Affiliates (including following the Closing, the Company or any Company Subsidiary). All outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and non-assessable. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect. Other than the Sponsor Letter Agreement, there are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. Other than the Redemption Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other person.

(c) Other than the Outstanding SPAC Shares and the Outstanding SPAC Warrants, there are no outstanding Equity Interests of SPAC or any of its controlled Affiliates; and other than the Transaction Documents, the Outstanding SPAC Warrants, and the Contracts referenced in Section 4.04(a), neither SPAC nor any of its controlled Affiliates is bound by any Contract involving any Equity Interest of SPAC or any of its controlled Affiliates (including, following the First Effective Time, the Company or any Company Subsidiary (solely with respect to any Contract entered into by SPAC or its controlled Affiliates prior to the First Effective Time)).

SECTION 4.04 Authority Relative to This Agreement. SPAC has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and subject to obtaining the approval of the stockholders of SPAC, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by SPAC of this Agreement and the other Transaction Documents to which it is a party and the consummation by SPAC of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by (a) the holders of a majority of the then-outstanding shares of SPAC Common Stock, and (b) the filing and recordation of appropriate documents related to the Mergers as required by the DGCL). This Agreement and the other Transaction Documents to which SPAC is party have been (or, in the case of Transaction Documents to be executed and delivered at the Closing, will be) duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of SPAC enforceable against SPAC in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by SPAC of this Agreement and the other Transaction Documents to which it is a party does not, and the performance by SPAC of this Agreement and the other Transaction Documents to which it is a party will not, (i) conflict with or violate the Organizational Documents of SPAC; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been satisfied, conflict with or violate any Law applicable to SPAC or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any capital stock or other interest, property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation binding on SPAC, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and the other Transaction Documents to which it is a party does not, and the performance by SPAC of this Agreement and the other Transaction Documents to which it is a party will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States or other foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the HSR Act, (iii) the effectiveness of the filing of the Articles of Merger with the BVI Registrar of Corporate Affairs, (iv) the effectiveness of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) the effectiveness of the Registration Statement, (vi) those required in respect of any Company Permits or otherwise required because of the business or operations of the Company or any of the Company Subsidiaries, or (vii) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay the SPAC’s ability to consummate the Transactions.

SECTION 4.06 Permits; Compliance. SPAC is in possession of all material franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted (the “SPAC Permits”). SPAC is in material compliance with all applicable Laws of applicable Government Authorities and all SPAC Permits. SPAC has not received notice (whether verbally or in writing) of any material warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority, and, to the knowledge of SPAC, no Governmental Authority is considering such action nor do circumstances exist that would reasonably be expected to lead to any such action.

SECTION 4.07 SEC Filings; Financial Statements.

(a) SPAC has filed all forms, reports and documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Except for any changes (including any required revisions to or restatements of the SPAC financial statements or the SPAC SEC Reports) to (A) the SPAC’s accounting or classification of the outstanding SPAC Common Stock as temporary, as opposed to permanent, equity that may be required as a result of statements by the SEC staff or recommendations or requirements of the SPAC’s auditors, or (B) SPAC’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A)-(B), collectively, the “SEC SPAC Accounting Changes”), and except for any delays in the filing of the Company’s periodic reports as they come due, as of their respective dates, as a result thereof, the SPAC SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq Stock Market.

(b) Except for any SEC SPAC Accounting Changes, each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have a SPAC Material Adverse Effect). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) SPAC does not have any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) incurred in connection with the Transactions, (ii) that have arisen since December 31, 2021 in the ordinary course of the operation of business of SPAC, (iii) resulting from SEC SPAC Accounting Changes, and (iv) disclosed in the SPAC SEC Reports.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

SECTION 4.08 Absence of Certain Changes or Events. Since December 31, 2020, except as expressly contemplated by this Agreement and the other Transaction Documents, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been a SPAC Material Adverse Effect.

SECTION 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of the SPAC, threatened against SPAC, or any property or asset of SPAC before any Governmental Authority that would reasonably be expected to be, individually or in the aggregate, material to SPAC. Neither SPAC nor any of its respective material properties or assets is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority would reasonably be expected to be, individually or in the aggregate, material to SPAC.

SECTION 4.10 Board Approval. The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including the First Merger, are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the Transactions, (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (as defined below), net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in the Trust Fund, and (iv) recommended that the stockholders of SPAC approve and adopt this Agreement, the First Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the stockholders of SPAC at the SPAC Stockholders’ Meeting.

SECTION 4.11 Taxes.

(a) SPAC and each of its Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate and in compliance with all applicable Laws in all material respects; (ii) have timely paid all Taxes; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The charges, accruals and reserves with respect to Taxes on the financial statements of SPAC and each of its Subsidiaries are adequate, were calculated in accordance with GAAP and were properly recorded in their books.

(c) Neither SPAC nor any of its Subsidiaries has entered into a closing agreement that is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to SPAC or any of its Subsidiaries.

(d) SPAC and each of its Subsidiaries have not requested or received a private letter ruling, or other similar Tax ruling or arrangement or related correspondence from any Governmental Authority, including any application for or receipt of a Tax ruling or arrangement from any Governmental Authority on such entity’s behalf or on behalf of any of its shareholders, whether or not in connection with this Agreement or applied to for any Tax ruling with respect to SPACs’ or its Subsidiaries’ Tax Returns.

(e) Neither SPAC nor any of its Subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses).

(f) Each of SPAC and its Subsidiaries has collected or withheld and paid to the appropriate Tax authority all Taxes required to have been collected or withheld and paid in connection with amounts received from or paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the collection, payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(g) Neither SPAC nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of SPAC and/or its Subsidiaries).

(h) Neither SPAC nor any of its Subsidiaries has any liability for the Taxes of any person (other than SPAC and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Neither SPAC nor any of its Subsidiaries has in place or has requested a ruling, transfer pricing agreement or similar agreement in respect of Taxes pending between SPAC or any of its Subsidiaries and any Governmental Authority which will have any effect after the Closing Date.

(j) Neither SPAC nor any of its Subsidiaries has made, nor is it or will it be required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method from a taxable period ending on or before the Closing Date or otherwise.

(k) Neither SPAC nor any of its Subsidiaries has within the past three years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(l) Neither SPAC nor any of its Subsidiaries is, or has been a party to a reportable transaction, as described in Section 6707A© and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(m) Neither SPAC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.

(n) There are no Tax Liens upon any assets of SPAC or any of its Subsidiaries except for Permitted Liens.

(o) Each of SPAC and its Subsidiaries has not taken or agreed to take any action, and does not intend or plan to take any action, or have knowledge of any agreement, plan or intention to take any action, including any distribution of cash or other property, that is reasonably likely to prevent the Mergers and the Southern Acquisition, taken together, from qualifying for the Intended Tax Treatment.

(p) SPAC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

SECTION 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

SECTION 4.13 Trust Account. There is at least $27,400,000 (less, as of the Closing, payments required to be paid to Redeeming Stockholders) invested in the Trust Fund, pursuant to the Investment Management Trust Agreement, dated as of July 11, 2019, between Continental Stock Transfer & Trust Company (“SPAC Trustee”) and SPAC (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect and/or that would entitle any person (other than (i) stockholders of SPAC holding shares of SPAC Common Stock sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Common Stock pursuant to the Organizational Documents of SPAC and the Trust Agreement and (ii) the payment of deferred underwriting commissions upon Closing) to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Fund may be released except in accordance with the Trust Agreement and SPAC’s Organizational Documents. Amounts in the Trust Fund are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. SPAC has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of SPAC, no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder. There are no claims or proceedings pending with respect to the Trust Fund. SPAC has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions, and following the First Effective Time, no SPAC stockholder shall be entitled to receive any amount from the Trust Fund except to the extent such SPAC stockholder is a Redeeming Stockholder. SPAC has no reason to believe that, as of the First Effective Time, any of the conditions to the use of funds in the Trust Fund will not be satisfied or funds available in the Trust Fund will not be available to SPAC on the Closing Date, other than with respect to funds required to satisfy any redemption payments owed to Redeeming Stockholders.

SECTION 4.14 Employees. SPAC has not ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC does not have any unsatisfied liability (contingent or otherwise) with respect to any current or former employee, officer or director.

SECTION 4.15 Transaction Expenses.

(a) Section 4.15(a) of the SPAC Disclosure Schedule sets forth SPAC’s good faith estimate, as of the date of this Agreement, of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses expected to be incurred by SPAC, as of the Closing, incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents and the Transactions (the “SPAC Transaction Expenses”).

SECTION 4.16 Listing. The issued and outstanding shares of SPAC Common Stock and the SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Stock Market. There is no Action pending or threatened in writing against SPAC by Nasdaq Stock Market or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock or the SPAC Warrants or prohibit or terminate the listing of SPAC Common Stock or the SPAC Warrants on Nasdaq Stock Market. Except as contemplated by the Transaction Documents, neither SPAC nor any of its Representatives has taken any action that is designed to terminate the registration of SPAC Common Stock or the SPAC Warrants under the Exchange Act.

SECTION 4.17 Affiliate Transactions. Other than (a) for payment of salary and benefits for services rendered, (b) reimbursement for expenses incurred on behalf of SPAC, or (c) with respect to any person’s ownership of equity interests of SPAC, there are no Contracts between SPAC, on the one hand, and, on the other hand, any (i) any present or former manager, employee, officer or director of SPAC, or (ii) any record or beneficial owner of the outstanding equity interests of the Sponsor.

SECTION 4.18 NO RELIANCE. SPAC HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE SURF ENTITIES, WHICH INVESTIGATION, REVIEW AND ANALYSIS WAS CONDUCTED BY SPAC AND ITS AFFILIATES AND, TO THE EXTENT DEEMED APPROPRIATE BY THEM, BY REPRESENTATIVES OF SPAC. IN ENTERING INTO THIS AGREEMENT, SPAC ACKNOWLEDGES THAT IT HAS RELIED SOLELY UPON THE AFOREMENTIONED INVESTIGATION, REVIEW AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE SURF ENTITIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT AND THE SURF ENTITIES EXPRESSLY SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS. THE SURF ENTITIES FURTHER ACKNOWLEDGE AND AGREE WITH THE REPRESENTATIONS AND WARRANTIES OF SPAC SET FORTH IN SECTION 3.26.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE SECOND EFFECTIVE TIME

SECTION 5.01 Conduct of Business by SPAC Pending the First Effective Time. From and after the date of this Agreement until the First Effective Time or the earlier termination of this Agreement in accordance with its terms, except (A) as expressly contemplated by this Agreement or any other Transaction Document, (B) as required by Law (including COVID-19 Measures) or any Governmental Authority, or (C) as consented to in writing by the Company (such consent not to be unreasonably conditioned, withheld or delayed): (i) SPAC, shall conduct its business, in the ordinary course of business and in a manner consistent with past practice, and (ii) SPAC shall not, and shall cause its Subsidiaries not to, directly or indirectly (a) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except any fees and expenses incurred in connection with this Agreement, any other Transaction Document, or consummating the Transactions, and except for SPAC Borrowings; or (b) take any action that would violate Section 5.02(b) if such actions were taken by the Company or any Company Subsidiary.

SECTION 5.02 Conduct of Business by the Surf Entities Pending the Second Effective Time.

(a) The Company agrees that, from and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, except as expressly contemplated by any other provision of this Agreement, any other Transaction Document, as required by Law (including COVID-19 Measures) or any Governmental Authority, or as set forth in Section 5.02 of the Company Disclosure Schedule, unless SPAC shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), (i) the businesses of the Company and the Company Subsidiaries shall be conducted in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, (ii) Merger Sub I and Merger Sub II shall not engage in any activities of any nature except as provided in or contemplated by this Agreement, any other Transaction Document or as necessary to effect the Southern Acquisition, and (iii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and key consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with material customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) Except as expressly contemplated by any other provision of this Agreement or any other Transaction Documents, as required by Law (including COVID-19 Measures) or any Governmental Authority, or as set forth in Section 5.02 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Second Effective Time or the earlier termination of this Agreement in accordance with Section 8.01, directly or indirectly, take any of the following without the prior written consent of SPAC (such consent not to be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its Organizational Documents;

(ii) issue, sell, pledge, dispose of, transfer, grant or encumber, or authorize the issuance, sale, pledge, disposition, transfer, grant or encumbrance of, any equity or voting interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any equity or voting interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (other than awards of shares of capital stock of the Company under the existing Plan or issuance of Company capital stock pursuant to outstanding awards granted thereunder);

(iii) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock (other than distribution or dividend from a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of Company);

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests or debt securities;

(v) sell, pledge, dispose of, transfer, abandon, allow to lapse, dedicate to the public, lease, license, mortgage, grant any Lien (other than Permitted Liens) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any of its Subsidiaries, except (A) sales in the ordinary course of business, (B) transfers solely among the Company and the Company Subsidiaries, (C) disposition of obsolete tangible assets, (D) with respect to leases, licenses or other similar grants of real property, any grant, amendment, extension, modification, renewal or non-renewal in the ordinary course of business, or (E) non-exclusive licenses of Intellectual Property to customers or suppliers in their capacities as such in the ordinary course of business;

(vi) forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business;

(vii) redeem, pay, discharge or satisfy any indebtedness, “make whole” amount or prepayment penalty (other than indebtedness incurred by the Company or its Subsidiaries and owed to the Company or its Subsidiaries), except in the ordinary course of business or as required by the terms of any Contract existing as of the date hereof and made available to SPAC or SPAC’s counsel;

(viii) except as contemplated by the Southern Acquisition, acquire (including, without limitation, by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, joint venture, other business organization or any division thereof or any material amount of assets (other than purchases real estate pursuant to a right of first refusal or right of first offer contained in Real Property Leases in effect on the date hereof and made available to SPAC or SPAC’s counsel for an amount not exceeding $250,000 individually or $750,000 in the aggregate);

(ix) incur any indebtedness for borrowed money or issue or sell any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, in excess of $250,000 in the aggregate, except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(x) discontinue any material line of business;

(xi) liquidate, dissolve, or reorganize;

(xii) except to the extent required pursuant to any Benefit Plan or Labor Agreement as in effect on the date of this Agreement or required by applicable Law, establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Benefit Plan if it had been in effect on the date of this Agreement, other than ordinary annual increases for existing employees or consultants not to exceed 5% in the aggregate and other than employment, consulting or similar agreements with new employees (other than executive officers) or consultants in the ordinary course of business consistent with past practice;

(xiii) (A) terminate, materially amend or modify, or waive any material rights under, any Material Contract or material Real Property Lease or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or any Real Property Lease, in each case other than in the ordinary course of business (including letting Material Contracts and material Real Property Leases expire or be replaced on substantially similar terms in the ordinary course of business consistent with past practice and purchasing real estate as permitted under paragraph (viii) above);

(xiv) terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering the Company and its Subsidiaries and their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policies, as applicable, are entered into;

(xv) establish, adopt, amend, modify or terminate any collective bargaining agreement;

(xvi) make any material change to its methods of financial accounting, except as required by GAAP (or any interpretation thereof) or a Governmental Authority or quasi-Governmental Authority;

(xvii) (A) change its method of Tax accounting, (B) file any amendment to a Tax Return, (C) settle or compromise any audit or proceeding with respect to Tax matters, or (D) surrender any right to claim a Tax refund;

(xviii) merge or consolidate the Company or any of its Subsidiaries with any person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than (A) the Southern Acquisition or (B) solely among Subsidiaries of the Company and, in the case of (B), so long as the Company would be the surviving entity of such transaction, such transaction would not be adverse in any material respect to SPAC and such transaction would not reasonably be expected to prevent, impede or delay the consummation of any of the Mergers or the other Transactions;

(xix) commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), in excess of the amount of capital expenditures contemplated by the Company and the Company Subsidiaries’ capital expenditure budget by an amount of $500,000 individually or $1,000,000 in the aggregate;

(xx) any loan or advance to (or cancellation or forgiveness of any loan to) its stockholders or current or former directors, officers and employees or, to the knowledge of the Company, any Affiliate or family member thereof, or entry into, or modification or termination of, any material transaction, agreement or arrangement with any of its stockholders or current or former directors or officers or any Affiliate or family member thereof, other than advances to employees made in the ordinary course of business consistent with past practice;

(xxi) payment, discharge, compromise, waiver, release, assignment or settlement of any material rights or pending or threatened Actions (whether civil, criminal, administrative or investigative) against the Company or any of its Subsidiaries (A) involving payments in excess of $250,000 in the aggregate, (B) seeking injunctive or other equitable relief which imposes any materially adverse restrictions on the operations of the Surf Entities or any of their Subsidiaries, or (C) which relates to the transactions contemplated by this Agreement; or

(xxii) enter into any binding agreement or otherwise make a binding commitment, to do any of the foregoing.

SECTION 5.03 Claims Against Trust Fund.

(a) The Surf Entities understand that, except for a portion of the interest earned on the amounts held in the trust fund established by SPAC for the benefit of its stockholders (the “Trust Fund”), SPAC may disburse or cause to be disbursed monies from the Trust Fund only: (i) to Redeeming Stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of SPAC; or (ii) to or as directed by SPAC (less SPAC’s deferred underwriting compensation only) after SPAC consummates a business combination.

(b) The Surf Entities agree that, notwithstanding any other provision contained in this Agreement or any other Transaction Document, the Surf Entities do not now have, and shall not at any time prior to the First Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Surf Entities on the one hand, and SPAC on the other hand, this Agreement, any other Transaction Document, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement or any other Transaction Document, the Surf Entities hereby irrevocably waive any Claim any of the Surf Entities may have, now or in the future (in each case, however, prior to the First Effective Time), and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit the Surf Entities from (i) pursuing a claim against SPAC or the stockholders of SPAC pursuant to Section 9.06 of this Agreement for specific performance or other equitable relief (but not any monetary relief) in connection with the Transactions or (ii) pursuing any claims that the surf Entities may have against SPAC’s assets or funds that are not held in the Trust Fund and not distributed to SPAC Stockholders who exercise their Redemption Rights. In the event that any of the Surf Entities commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distribution therefrom) or SPAC’s public stockholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Surf Entities the associated legal fees and costs in connection with any such action, in the event SPAC or its Representatives, as applicable, prevails in such action or proceeding.

ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as reasonably practicable, SPAC and the Surf Entities shall jointly prepare and Parentco shall file a registration statement on Form S-4 (or such other available form for registration) with the SEC (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement / prospectus of SPAC and Parentco (as such filing is amended or supplemented, the “Proxy Statement”), which SPAC shall file as a preliminary proxy statement on Schedule 14A, for the purposes of (i) registering under the Securities Act the shares of Parentco Common Stock constituting the Merger Consideration and the Parentco Warrants and the shares of Parentco Common Stock issuable pursuant to the agreement relating to the Southern Acquisition in accordance with the terms thereof (collectively, the “Registration Securities”) and (ii) soliciting proxies from holders of SPAC Common Stock to obtain the requisite approval from such stockholders at a meeting called and held for such purpose (the “SPAC Stockholders’ Meeting”) of (A) the Merger, the Transactions and the Southern Acquisition, (B) adoption of this Agreement, (C) the New Stock Incentive Plan, (D) the ESPP, (E) the Amended and Restated Parentco Certificate of Incorporation, (F) election of the directors to the Parentco Board in accordance with the Parentco Board designation rights set forth in Section 1.06(b), (G) the approval of the issuance of shares of Parentco Common Stock in the Transactions and pursuant to the definitive agreement providing for the Southern Acquisition for the purposes of the Nasdaq Stock Market listing rules, and (H) any other proposals mutually agreed by SPAC and the Surf Entities (the “SPAC Proposals”). The Proxy Statement shall also include the offer and the opportunity for the public holders of SPAC Common Stock to redeem such shares in accordance with such offer. Each of SPAC and the Surf Entities shall use their respective reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of SPAC and the Surf Entities shall notify the other promptly upon the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Registration Statement, the Proxy Statement or any other filings required under the Exchange Act, the Securities Act or any other securities Laws relating to the Transactions (collectively, the “Other Filings”) or for additional information. As promptly as practicable after receipt thereof, each of SPAC and the Surf Entities shall provide the other and its counsel with copies of all written correspondence between SPAC, the Surf Entities or any of their respective representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or any Other Filing. Each of SPAC and the Surf Entities and their respective counsel shall have the opportunity to review the Registration Statement, the Proxy Statement and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with each other and their respective advisors concerning any comments from the SEC with respect thereto; provided, further that each of SPAC and the Surf Entities shall reasonably consider and take into account the suggestions, comments or opinions of the other parties and their respective advisors, and neither SPAC nor any of the Surf Entities shall file the Registration Statement, the Proxy Statement, or any exhibits, amendments or supplements thereto, or any Other Filings, or any response letters to any comments from the SEC with respect to any of the foregoing without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. If any Party becomes aware of the occurrence of any event which would reasonably be expected to result in the Registration Statement or the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other parties hereto of such occurrence and the parties shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of SPAC and Parentco, an amendment or supplement to the Registration Statement and/or the Proxy Statement. Parentco shall advise the other parties, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Registration Securities issuable in connection with the Mergers for offering or sale in any jurisdiction, and SPAC and the Surf Entities shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Filing fees with respect to the Registration Statement and the Proxy Statement required under the Securities Act and the Exchange Act shall be paid evenly by the Company and SPAC.

(b) The Proxy Statement will be sent to the holders of SPAC Common Stock as soon as practicable following the date on which the Registration Statement is declared effective by the SEC (but in any event, within ten (10) Business Days following such date) for the purpose of soliciting proxies from holders of SPAC Common Stock to vote at the SPAC Stockholders’ Meeting in favor of the SPAC Proposals.

(c) The Surf Entities shall provide SPAC, as promptly as reasonably practicable, with such information concerning the Company and its Subsidiaries as may be necessary for the information concerning the Company and its Subsidiaries in the Registration Statement, the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the SPAC Stockholders’ Meeting, and the preparation and filing of the Other Filings. The information relating to the Company and its Subsidiaries furnished by or on behalf of the Company and its Subsidiaries for inclusion in the Registration Statement and the Proxy Statement will not, (i) as of the time the Registration Statement is declared effective, (ii) as of the date of mailing of the Proxy Statement to the holders of SPAC Common Stock or (iii) at the time of the SPAC Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, the Surf Entities shall use reasonable best efforts to ensure that the Registration Statement and the Proxy Statement do not, as of the date of the Written Consent, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, SPAC shall provide to the Surf Entities, as promptly as reasonably practicable, with such information concerning SPAC as may be necessary for the information concerning SPAC in the Registration Statement and the Proxy Statement to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the SPAC Stockholders’ Meeting. The information relating to SPAC furnished by or on behalf of SPAC for inclusion in the Registration Statement and the Proxy Statement will not, (i) as of the time the Registration Statement is declared effective, (ii) as of the date of mailing of the Proxy Statement to the holders of SPAC Common Stock or (iii) at the time of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, SPAC shall use reasonable best efforts to ensure that the Registration Statement and the Proxy Statement do not, as of the date on which the Proxy Statement is distributed to the holders of SPAC Common Stock, and as of the date of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d) SPAC shall include in the Proxy Statement the recommendation of SPAC Board that the holders of SPAC Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and the Transactions and the other proposals to be submitted to the holders of SPAC Common Stock in connection with the Merger and the Transactions (the “SPAC Board Recommendation”) and shall otherwise act in good faith and solicit and use reasonable best efforts to obtain the SPAC Stockholder Approval, including setting a record date, calling the SPAC Stockholders’ Meeting, mailing the Proxy Statement to its stockholders on a timely basis, and holding the SPAC Stockholders’ Meeting and shall not withdraw the SPAC Board Recommendation prior to SPAC Stockholders’ Meeting. If SPAC determines in good faith that (i) any supplement or amendment to the Proxy Statement is required to satisfy any other applicable Legal Requirement, or (ii) on a date for which the SPAC Stockholders’ Meeting is scheduled, SPAC reasonably determines that the Merger cannot be consummated for any reason, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the SPAC Stockholders’ Meeting with the prior written consent of the Surf Entities, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 6.02 SPAC Stockholders’ Meetings. SPAC shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting for the purpose of voting upon (i) the SPAC Proposals and (ii) a proposal to adjourn the SPAC Stockholders’ Meeting, as necessary, if on a date for which the SPAC Stockholders’ Meeting is scheduled, SPAC reasonably determines that the Merger cannot be consummated for any reason (the “SPAC Stockholder Approval”), and SPAC shall hold the SPAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. SPAC shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the SPAC Stockholder Approval and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders with respect to the SPAC Stockholder Approval. SPAC covenants that none of the SPAC Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the SPAC Board to withdraw or modify, in a manner adverse to the Company, the SPAC Board Recommendation or any other recommendation by the SPAC Board of the proposals set forth in the Proxy Statement and the Proxy Statement shall include the recommendation of the SPAC Board to the stockholders of SPAC in favor of the proposals set forth in the Proxy Statement, including the SPAC Board Recommendation.

SECTION 6.03 Company Member Consent.

(a) The Company shall use its reasonable best efforts to solicit and obtain the approval (the “Company Member Approval”) of the Company Proposals by the requisite number of holders of Company Ordinary Shares and Company Preferred Shares pursuant to irrevocable written consents of such holders (the “Written Consent”) as promptly as practicable, and in any event within ten (10) Business Days, after the Registration Statement is declared effective by the SEC. The materials submitted to the members of the Company in connection with the Written Consent shall include the Company Board Recommendation. The Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Company Board to withdraw or modify, in a manner adverse to SPAC, the Company Board Recommendation or any other recommendation by the Company Board of the proposals set forth in the Proxy Statement. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to SPAC.

(b) Promptly following receipt of the Written Consent, the Company shall prepare and deliver a notice (the “Company Member Notice”) to every member of the Company that did not execute the Written Consent. The Company Member Notice shall (i) include a statement to the effect that the Company Board unanimously determined that the Merger is advisable and in the best interests of the members of the Company and unanimously approved and adopted this Agreement, the Second Merger and the other Transactions, and (ii) provide the member of the Company to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Second Merger and the other Transactions and the other Company Proposals.

SECTION 6.04 [Reserved]

SECTION 6.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Second Effective Time, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) the Company and SPAC and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other party; and (B) nothing herein shall require the Company and SPAC to provide access to, or to disclose any information to, the other party or any of its Representatives if such access or disclosure, in the good faith reasonable belief of such party, (x) would waive any legal privilege or (y) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any agreement to which such party is a party (taking into account the confidential nature of the disclosure); provided, that, in each case, the Company and SPAC shall use their respective reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without violating such privilege, contract or Law.

(b) All information obtained by the parties pursuant to this Section 6.05 shall be kept confidential in accordance with the non-disclosure agreement, dated December 10, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) No investigation pursuant to this Section 6.05 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.06 No Solicitation.

(a) Company Non-Solicitation. From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 8.01, except as provided in this Section 6.06(a), (i) the Surf Entities shall, and shall cause the other Company Subsidiaries and its and the Surf Entities’ and the other Company Subsidiaires’ respective officers and directors to, immediately cease, and shall instruct and cause the Surf Entities’ and the other Company Subsidiaires’ respective other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (ii) the Surf Entities shall not, and shall cause the Company Subsidiaries and the Surf Entities’ and the other Company Subsidiaires’ respective officers and directors not to, and shall instruct and cause its other Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of, a Company Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of the Surf Entities or any of the other Company Subsidiaries to, any Person (other than SPAC or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (3) amend or grant any waiver or release under any standstill or similar agreement, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, (iii) the Surf Entities shall not provide any third party and shall on the date of this Agreement, terminate access of any third party who has made or indicated an interest in making a Company Acquisition Proposal to any data room (virtual or actual) containing any nonpublic information of the Surf Entities or any of the other Company Subsidiaries, and (iv) within two (2) Business Days of the date of this Agreement, the Surf Entities shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with any of the Surf Entities or any of the other Company Subsidiaries. The Surf Entities shall promptly notify SPAC (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date hereof.

(b) SPAC Non-Solicitation. From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 8.01, (i) SPAC shall, and shall cause its officers and directors to, immediately cease, and shall instruct and cause its other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to a SPAC Acquisition Proposal, (ii) SPAC shall not, and shall cause its officers and directors not to, and shall instruct and cause its other Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of a SPAC Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of SPAC to, any Person (other than the Surf Entities or any of their Representatives) relating to or for the purpose of encouraging or facilitating any SPAC Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussion), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of SPAC, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any SPAC Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a SPAC Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, and (iii) within two (2) Business Days of the date of this Agreement, SPAC shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible SPAC Acquisition Proposal with SPAC. SPAC shall promptly notify the Company (and in any event within twenty-four (24) hours) of the receipt of any SPAC Acquisition Proposal after the date hereof.

SECTION 6.07 Stock Incentive Plan; ESPP. Prior to the Closing Date, Parentco shall approve and adopt the New Stock Incentive Plan and the ESPP to be effective in connection with the Closing in the forms attached to this Agreement. Promptly after the Closing, Parentco shall grant the New Stock Incentive Plan Initial Awards.

SECTION 6.08 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the Transactions; (b) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VII to not be satisfied; (c) a Company Material Adverse Effect, or (d) would require any amendment or supplement to the Proxy Statement; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the request of the other party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger sand the other Transactions and (ii) use its reasonable best efforts to take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the Mergers, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including, without limitation, using its reasonable best efforts (x) to obtain all Permits, consents, waivers, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the First Merger and the Second Merger, (y) to obtain all consents, approvals or waivers from third parties that are necessary to enable the consummation of the Merger and the other Transactions, including without limitation those set forth in Schedule 7.02(f), and (z) to vigorously defend any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed as promptly as practicable. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (but in any event within 10 Business Days of the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Filing fees with respect to the filings required under the HSR Act shall be split evenly by the Company and SPAC.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.

SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with Section 8.01, unless otherwise required by applicable Law or the requirements of the Nasdaq Stock Market (in which case SPAC and the Company shall each use their reasonable best efforts to consult with each other before making any required public statement or communication and coordinate such required public statement or communication with the other party, prior to announcement or issuance), no party to this Agreement shall make any other public statement or issue any other public communication regarding this Agreement or the Transactions without the prior written consent of SPAC and the Company, in each case, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the Transactions to their respective directors, officers, managers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 6.10 (except that this proviso shall not apply to any announcement or statement that would be required to be filed with the SEC pursuant to the Securities Act or the Exchange Act or the rules and regulations thereunder); provided, further, that nothing in this Section 6.10 shall prohibit the Company or any of its Representatives from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent in connection with the Transactions.

SECTION 6.11 SEC Filings; Stock Exchange Listings.

(a) From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

(b) From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure (i) SPAC and (ii) shares of SPAC Common Stock and SPAC Warrants, respectively, remain listed as a public company on and to be listed on, respectively, the Nasdaq Stock Market (or, with the consent of the Surf Entities, another nationally recognized stock exchange).

(c) Each of SPAC and Parentco shall use its reasonable best efforts as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date, to: (i) have Parentco satisfy all applicable initial and continuing listing requirements of the Nasdaq Stock Market and (ii) have the shares of Parentco Common Stock and Parentco Warrants approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, under a ticker symbol to be designated by the Company (the “Nasdaq Listing Application”). Each of SPAC and the Surf Entities shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other parties hereto and shall otherwise reasonably assist and cooperate with such other parties in connection with the preparation, filing and distribution of the Nasdaq Listing Application. Each of SPAC and the Surf Entities will use their respective reasonable best efforts to (i) cause the Nasdaq Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Nasdaq or its staff concerning the Nasdaq Listing Application and (iii) have the Nasdaq Listing Application approved by the Nasdaq as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to Nasdaq comments with respect thereto, will be made by SPAC or any of the Surf Entities, as applicable, without the other parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other parties hereto a reasonable opportunity to review and comment thereon. Each of SPAC and the Surf Entities will promptly notify the other parties hereto upon the receipt of any comments from the Nasdaq or any request from the Nasdaq for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the Nasdaq, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from the Nasdaq and advise the other on any oral comments with respect to the Nasdaq Listing Application received from the Nasdaq.

SECTION 6.12 Directors’ and Officers’ Indemnification.

(a) Parentco, SPAC and the Company agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Second Effective Time now existing in favor of the current or former directors, managers, officers or employees of SPAC and the Company (the “D&O Indemnified Parties”), as provided in the Organizational Documents of SPAC or the Company or any indemnification Contract between such Person and SPAC or the Company (in each case, as in effect on the date of this Agreement), shall survive the First Merger or the Second Merger and shall continue in full force and effect. For a period of seven (7) years from the First Effective Time or the Second Effective Time, Parentco and the First Surviving Company or Parentco and the Second Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Organizational Documents of SPAC or the Company, as in effect immediately prior to the First Effective Time or the Second Effective Time, with respect to acts or omissions occurring prior to the First Effective Time or the Second Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the final disposition of such action or final resolution of such claim.

(b) Notwithstanding anything to the contrary set forth in this Section 6.12 or elsewhere in this Agreement, without the prior written consent of the applicable D&O Indemnified Party, neither Parentco, SPAC, the Company nor any of their Subsidiaries (including, after the First Effective Time and the Second Effective Time, the First Surviving Company and the Second Surviving Company and any of their respective Subsidiaries) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification is sought by a D&O Indemnified Party under or as contemplated by this Agreement unless such settlement, compromise, consent or termination does not include any admission of wrongdoing by such D&O Indemnified Party and includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) Each of SPAC and the Company shall obtain and maintain prior to the Closing a fully-paid, non-cancellable “tail” insurance policy for a term of seven (7) years from the Closing Date in respect of SPAC’s and the Company’s directors and officers (the “D&O Tail Policy”), with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under SPAC’s and the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance (or with terms, conditions, retentions and limits of liability that are reasonably prudent in the circumstances, if there is no such existing policy), with respect to matters arising on or before the Closing (including in connection with this Agreement and the Transactions). Parentco, the First Surviving Company and the Second Surviving Company shall maintain the D&O Tail Policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by Parentco, the First Surviving Company and the Second surviving Company. Parentco, the First Surviving Company and the Second Surviving Company will instruct the insurer and broker that they may communicate directly with the D&O Indemnified Party(ies) regarding claims under the D&O Tail Policy, and Parentco, the First Surviving Company and the Second Surviving Company will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request.

(d) In the event Parentco, the First Surviving Company or the Second Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Parentco, the First Surviving Company or the Second Surviving Company, or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 6.12.

(e) The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 6.12 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement. The covenants contained in this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

SECTION 6.13 Takeover Laws. If any takeover statute becomes or is deemed to become applicable to SPAC or the Company or the First Merger, the Second Merger or the other Transactions, the Company, SPAC, Parentco, Merger Sub I and Merger Sub II shall use their respective reasonable best efforts to take any and all actions within their respective control as are permitted under applicable Law and necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.

SECTION 6.14 Certain Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, SPAC shall bear any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The party primarily responsible under applicable law for the filing of any Tax Return in respect of such Transfer Taxes shall be responsible for the timely preparation and filing of any such Tax Return. The parties shall reasonably cooperate as necessary to enable the timely preparation and filing of such Tax Returns provided, further, that any costs associated with such cooperation shall be borne by SPAC.

(b) Intended Tax Treatment. Each of SPAC and the Surf Entities (i) agree that the Southern Acquisition and the Mergers qualify for the Intended Tax Treatment, (ii) shall take commercially reasonable efforts to cause the Southern Acquisition and the Mergers to qualify for the Intended Tax Treatment, and (iii) shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar determination under state, local or non-U.S. Law) or a change in applicable Law. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

SECTION 6.15 Transaction Litigation. Each party hereto shall promptly notify the other parties hereto of any stockholder demands or other stockholder Actions (including derivative claims and similar demands and Actions) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement, any other Transaction Document or the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other parties hereto informed regarding any Transaction Litigation. Each of the parties hereto shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and each of the parties hereto shall give the other parties hereto the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation, shall consider in good faith the advice of the other parties hereto with respect to such Transaction Litigation and shall give the other parties hereto the opportunity to participate in the defense and settlement of such Transaction Litigation; provided, that, notwithstanding the foregoing, in no event shall any party hereto or any of its Affiliates be required to incur any out-of-pocket costs or expenses in connection with any Transaction Litigation in which it or its Affiliates is not also a defendant.

SECTION 6.16 Trust Fund. SPAC shall take such actions as shall be required to cause the SPAC Trustee, as of the Closing, to liquidate the Trust Fund and to make such payments from the Trust Fund as the parties shall agree.

SECTION 6.17 SPAC Borrowings. Through the Closing, SPAC shall be allowed to borrow funds from the Sponsor, its directors, officers, and/or stockholders to meet its reasonable capital requirements (“SPAC Borrowings”), with any such SPAC Borrowings to be made only as reasonably required by the operation of SPAC in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing (or convertible into securities of SPAC in accordance with the terms of the promissory notes issued to evidence the borrowing, which terms have been set forth in the Final Prospectus); provided, that SPAC shall not borrow any such funds without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); and provided, further, that no such consent shall be required to the extent such borrowed funds are used to pay the filing fees for any filing under the Antitrust Laws in connection with the Transactions or the filing fees for the Registration Statement under the Securities Act.

SECTION 6.18 Southern Acquisition. Parentco and the Company shall use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the Southern Acquisition to be consummated on the terms set forth in the Surf Combination Agreement, including using their commercially reasonable efforts to (i) maintain in full force and effect the Surf Combination Agreement in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to the obligations of Southern to consummate the Southern Acquisition set forth in their respective Surf Combination Agreement, to the extent within the control of Parentco, the Company or the Company Subsidiaries, and, subject to the satisfaction or waiver of the conditions to closing set forth in the Surf Combination Agreement, to consummate the Southern Acquisition concurrently with the Closing, (iii) comply on a timely basis with Parentco, the Company and the Company Subsidiaries’ obligations under the Surf Combination Agreement, and (iv) enforce the rights of Parentco, the Company, and the Company Subsidiaries under the Surf Combination Agreement in the event of a breach by Southern of its obligations under their applicable Surf Combination Agreement, including (at the written request of SPAC and only if Parentco, the Company and the Company Subsidiaries have sufficient funds) by filing one or more lawsuits against the counterparties thereto to fully enforce Southern’ obligations (and the rights of Parentco, the Company and the Company Subsidiaries) under the Surf Combination Agreement. The Company has provided SPAC with true and correct copies of the Surf Combination Agreement and Parentco and the Company shall give SPAC prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the Surf Combination Agreement that would reasonably be expected to cause any of the conditions set forth in any such Surf Combination Agreement not to be satisfied, (B) any written termination or repudiation of, or threat in writing to terminate or repudiate, the Surf Combination Agreement by any party thereto, (C) any material dispute or disagreement between or among any of the parties to any of the Surf Combination Agreement or (D) the occurrence of an event or development that Parentco or the Company reasonably expects to have a material and adverse impact on the ability of Parentco and the Company to consummate the Southern Acquisition. Prior to the Closing, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), neither Parentco, the Company nor the Company Subsidiaries shall permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Surf Combination Agreement (including, without limitation, any amendment, modification or waiver that (v) adversely affects the ability of the parties to consummate the Southern Acquisition, (w) adversely affects the termination provisions of, or would result in the termination of, the Surf Combination Agreement, (x) imposes additional conditions precedent to the consummation of the Southern Acquisition or amends or modifies any of the existing conditions to the consummation of the Southern Acquisition or (z) adversely impacts the ability of SPAC, the Company or the Company Subsidiaries to enforce their rights against the counterparties to the Surf Combination Agreement), or release or consent to the termination of the obligations of the counterparties to the Surf Combination Agreement. Parentco and the Company shall consult in good faith with SPAC in connection with the exercise by Parentco, the Company or the Company Subsidiaries of their rights in the event of (1) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Surf Combination Agreement or (2) any failure of the conditions to the consummation of the Surf Business Combination, including with respect to the decision whether to waive any such breach, default or failure.

SECTION 6.19 Non-Redemption and Financing Transactions. Notwithstanding anything in Section 5.02 or Section 6.06(b) to the contrary, following the execution of this Agreement and prior to the date that the Registration Statement has become effective, the Company and SPAC shall work in good faith to (a) enter into non-redemption agreements with certain stockholders of SPAC, which shall provide, among other things, that such stockholders of SPAC shall not exercise Redemption Rights with respect to the shares of SPAC Common Stock held by such stockholders (a “Non-Redemption Transaction”) and (b) enter into financing arrangements with third parties pursuant to which such third parties would invest in equity or debt securities of Parentco to be consummated substantially concurrently with the consummation of the Mergers (a “Financing Transaction”), in each case, on terms mutually acceptable to the Company and SPAC (with each such party acting reasonably and in good faith). If, in connection with the execution of definitive written agreements providing for a Non-Redemption Transaction and/or a Financing Transaction, in any such case, that are in form and substance reasonably acceptable to the Company and SPAC, and the counterparty to such Non-Redemption Transaction and/or Financing Transaction requires as a condition to the execution of such transactions any make whole rights, grants, issuances or transfers of additional equity securities or other similar rights with respect to any shares of Parentco Common Stock that are the subject of such Non-Redemption Transaction or such Financing Transaction, then, subject to the mutual agreement of each of the Company and SPAC to such make-whole, grants, issuances or transfers of additional equity securities or other similar terms and conditions (such agreement not to be unreasonably withheld, conditioned or delayed), up to, but not exceeding, the number of At-Risk Sponsor Shares shall be distributed, issued or transferred to such counterparty, or held back by Parentco, in any such case, in accordance with the terms of the Non-Redemption Transaction and/or the Financing Transaction, as applicable, and, in any such case, shall not be distributed, issued or transferred to Sponsor at or after the Closing (such At-Risk Sponsor Shares to be so distributed, issued, transferred or heldback, the “Allocated Sponsor Shares”), and shall only be distributed, issued or transferred in accordance with such Non-Redemption Transaction and/or Financing Transaction. Notwithstanding anything to the contrary set forth in this Agreement, including this Section 6.19, in no event shall SPAC or the Company agree to any terms or provisions relating to any Non-Redemption Transaction or Financing Transaction, including any make whole rights, grants or transfers of additional equity securities or other similar rights relating thereto, that would reasonably be expected to (A) result in the Transactions not qualifying as an exchange pursuant to Section 351 of the Code (to the extent such Transactions are intended to so qualify) or (B) have other adverse tax consequences to relating to the Transactions.

SECTION 6.20 Audited Financial Statements. As soon as reasonably practicable following the date hereof, but in any event no later than September 30, 2022, the Company shall deliver to SPAC true and complete copies of the consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal year ended December 31, 2021, audited in accordance with GAAP and Regulation S-X by an accounting firm registered with Public Company Accounting Oversight Board, together with the auditor’s report thereon (the “2021 Financial Statements”). The representations and warranties with respect to the Financial Statements set forth in Section 3.07 shall be deemed to be made by the Surf Entities to SPAC with respect to the 2021 Financial Statements as of the date of the delivery of the 2021 Financial Statements and as of the Closing Date for all purposes hereunder, including, without limitation, the purposes of Section 7.02(a). The representations and warranties described in the preceding sentence shall be in addition to, and not in lieu of, the representations and warranties made by the Surf Entities to SPAC with respect to the Financial Statements, including both the Audited Financial Statements and the Interim Financial Statements.

SECTION 6.21 Financing Agreements. Without the prior written consent of SPAC (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not amend in a manner materially adverse to SPAC, or cancel or otherwise terminate, the Equity Line Agreement or the SAFE Agreements, shall use reasonable best efforts to ensure that no right of cancellation or termination arises in favor of any other party under the Equity Line Agreement and the SAFE Agreements, and shall take all other commercially reasonable steps to ensure that the Equity Line Agreement and the SAFE Agreements are in full force and effect as of the Closing and the SAFE Agreements are converted into Equity Interests of Parentco as of the Closing in accordance with their terms.

SECTION 6.22 Extension of Time Period to Consummate a Business Combination.

(a) As promptly as reasonably practicable after the date hereof (and in no event later than May 30, 2022), SPAC shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend SPAC’s Organizational Documents to extend the time period for SPAC to consummate its initial business combination from June 30, 2022 (the “Extension Approval End Date”) to the date that is not less than three (3) months after the Extension Approval End Date (such date, the “Extended Deadline” and such proposals, the “Extension Proposals”). SPAC shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. SPAC shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b) To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, of the time when the Extension Proxy Statement or any supplement or amendment has been filed or of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement each time before any such document is filed with the SEC by SPAC and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, each of SPAC and the Company shall provide the each other party and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(c) Each of SPAC and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, to furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of SPAC and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the shareholders of SPAC, shall be accurate in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If, at any time prior to the conclusion of the SPAC Extension Meeting, SPAC or the Company becomes aware of (x) the Extension Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SPAC (as applicable) shall promptly inform SPAC or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to the stockholders of SPAC an amendment or supplement to the Extension Proxy Statement. Each of the Company and SPAC shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to SPAC, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) SPAC shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the stockholders of SPAC in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of its stockholders (the “SPAC Extension Meeting”) in accordance with SPAC’s Organizational Documents and Nasdaq Listing Rule 5620(b), for a date no later than the Extension Approval End Date; provided, that the SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents, and (C) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Extension Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a redemption of shares of SPAC Common Stock at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account. SPAC shall, through its Board of Directors, recommend to its stockholders the approval of the Extension Proposals, and include such recommendation in the Extension Proxy Statement. The Board of Directors of SPAC shall not withdraw, amend, qualify or modify its recommendation to the stockholders of SPAC that they vote in favor of the Extension Proposals.

(e) To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Extension Meeting and submit for approval the Extension Proposals and (y) SPAC agrees that if the SPAC Extension Approval shall not have been obtained at any such SPAC Extension Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 6.22, and hold additional SPAC Extension Meetings in order to obtain the SPAC Extension Approval. SPAC may only adjourn the SPAC Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Extension Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of SPAC prior to the Acquiror Extension Meeting, (iv) to allow reasonable additional time to reduce the number shares of SPAC Common Stock as to which the holders thereof have elected to effect a redemption thereof, or (iv) with the prior written consent of the Company; provided, that the SPAC Extension Meeting (A) may not be adjourned to a date that is more than ten (10) days after the date for which the SPAC Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall be held no later than the Extension Approval End Date; provided, that following the adjournment, the rescheduled SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents.

(f) As promptly as reasonably practicable following the approval of the Extension Proposals by the requisite holders of SPAC Common Stock (and in any event, within 2 Business Days thereafter), SPAC shall file with the Secretary of State of the State of Delaware the amendment to its Organizational Documents as contemplated by the Extension Proposals and shall deliver to the Company evidence thereof.

(g) In the event the Closing shall not have occurred prior to the Extended Deadline, SPAC and the Company agree to effect one or more additional extensions of the time period for SPAC to consummate its initial business combination, in accordance with the terms of this Section 6.22, mutatis mutandis. Notwithstanding the foregoing, neither SPAC nor the Company shall be obligated to extend the time period for SPAC to consummate its initial business combination beyond the Outside Date.

ARTICLE VII.

CONDITIONS TO THE MERGERS

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of SPAC and the Surf Entities to consummate the Transactions are subject to the satisfaction or waiver (where permissible) by SPAC and the Surf Entities of the following conditions:

(a) SPAC Stockholder Approval. SPAC Stockholder Approval shall have been received by SPAC.

(b) Company Member Approval. The Company Member Approval shall have been received by the Company.

(c) No Injunctions or Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, writ, injunction, determination, Order or award which is then in effect and has the effect of making the First Merger or the Second Merger illegal or otherwise prohibiting consummation of the First Merger or the Second Merger. For the avoidance of doubt, the issuance of a Pre-Consummation Warning Letter by the DOJ, the FTC, or any other Governmental Authority shall not be considered a Law, rule, regulation, judgment, decree, writ, injunction, determination, Order or award which would have the effect of making the First Merger or the Second Merger illegal or otherwise prohibiting consummation of the First Merger or the Second Merger.

(d) U.S. Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the First Merger and the Second Merger under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Governmental Consents. The consents, approvals and authorizations legally required to be obtained to consummate the Transactions set forth in Section 7.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Southern Acquisition. The Southern Acquisition shall have been consummated (which consummation shall be effective simultaneously with the Mergers).

(g) Net Tangible Assets. Parentco shall have at least five million one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately following the Second Effective Time.

(h) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Proxy Statement and Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(i) Transaction Documents. The Transaction Documents remain in full force and effect and have not been rescinded or terminated by any of the parties thereto.

SECTION 7.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the First Merger and the other Transactions are subject to the satisfaction or waiver by SPAC (where permissible) of the following additional conditions:

(a) Representations and Warranties of the Surf Entities. Each of the representations and warranties of the Surf Entities set forth in Section 3.01 (excluding the second and third sentences of Section 3.01(a)) (Organization and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to This Agreement), Section 3.11 (Board Approval of Surf Entities; Stockholder Approval of Parentco, Merger Sub I and Merger Sub II) and Section 3.24 (Brokers) shall be true and correct (in each case without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all but de minimis respects, in each case as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of the Surf Entities contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not cause a Company Material Adverse Effect.

(b) Agreements and Covenants. Each of the Surf Entities, respectively, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Surf Entity on or prior to the Second Effective Time.

(c) Surf Entities’ Officer Certificate. The Surf Entities shall have delivered to SPAC a certificate, dated the Closing Date, signed by an authorized officer of each of the Surf Entities certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Surf Entities Secretaries’ Certificates. Each of the Surf Entities shall have delivered to SPAC a certificate, dated the Closing Date, signed by the Secretary of such Surf Entity certifying as to the required stockholder or member approval of the Mergers and the Transactions, as applicable, and to the resolutions of the board of directors of each such Surf Entity authorizing and approving this Agreement, the Mergers and the other Transactions.

(e) Transaction Documents. The Surf Entities shall have delivered a counterpart signature page to any Transaction Document to which any Surf Entity is a party.

(f) Insiders. (i) All outstanding material indebtedness owed to the Surf Entities by any Person who will become an officer of Parentco upon the Closing, or any Person designated by the Company who will become a director of Parentco upon the Closing, shall have been repaid in full; (ii) all outstanding material guaranties and similar arrangements pursuant to which the Company or any of its Subsidiaries has guaranteed the payment or performance of any obligations of any such officer or director to a third party shall have been terminated; and (iii) no Affiliate of the Company shall own any direct equity interests in any company that utilizes in its name or otherwise “Surf Air” or any derivative thereof.

(g) FIRPTA and Section 1446(f) Tax Certificate. On or prior to the First Merger, the Company shall deliver to Parentco properly executed certifications in accordance with (i) Treasury Regulations Section 1.1445-11T(d)(2) and (ii) Treasury Regulations Section 1.1445(f)-2(b)(4).

SECTION 7.03 Conditions to the Obligations of the Surf Entities. The obligations of the Surf Entities to consummate the Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) by the Surf Entities of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of SPAC set forth in the first sentence of Section 4.01 (Corporate Organization), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to This Agreement), Section 4.10 (Board Approval) and Section 4.12 (Brokers) shall be true and correct (in each case without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all but de minimis respects, in each case as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Effective Time.

(c) SPAC Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an authorized officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d) SPAC Secretary’s Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by the Secretary of SPAC certifying as to the resolutions of SPAC’s respective board of directors unanimously authorizing and approving this Agreement and the other Transactions and respective stockholders, as applicable, authorizing and approving this Agreement and the other Transactions.

(e) Listing. The Parentco Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq Stock Market (or such other nationally recognized stock exchange mutually agreed to by the parties hereto), subject, if applicable, to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(f) Transaction Documents. SPAC shall have delivered a counterpart signature page to any Transaction Document to which SPAC is a party.

(g) Available Cash. The Available Cash shall be equal to or greater than $300,000,000.

(h) FIRPTA Tax Certificate. On or prior to the First Merger, SPAC shall deliver to Parentco a properly executed certification in accordance with the Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), together with a notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the First

Merger and the Second Merger and the other Transactions may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the members of the Company or the stockholders of SPAC, respectively, as follows:

(a) by mutual written consent of SPAC and the Company; or

(b) by either SPAC or the Company if the First Effective Time shall not have occurred on or before the date that is six (6) months after the date of this Agreement (the “Outside Date”); provided that the Outside Date shall automatically be extended without any further action by any party hereto for an additional three (3) months if either (i) the Registration Statement has not been declared effective by the SEC as of the original Outside Date, or (ii) the Registration Statement has been declared effective by the SEC, but the SPAC Stockholder’ Meeting has not been completed at least five (5) Business Days prior to then-current Outside Date; provided, further, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VII to be satisfied on or prior to the Outside Date; or

(c) by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, Order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the First Merger or the Second Merger, illegal or otherwise preventing or prohibiting consummation of the First Merger or the Second Merger; or

(d) by either SPAC or the Company if the SPAC Stockholder Approval is not adopted and approved by the requisite SPAC stockholders at the SPAC Stockholders’ Meeting duly convened and completed, including at any adjournment or postponement thereof; or

(e) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Surf Entities set forth in this Agreement, or if any representation or warranty of the Surf Entities shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach and SPAC is not then in breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured by the earlier of (i) thirty (30) days after notice of such breach is provided by SPAC to the Company; and (ii) five (5) Business Days prior to the Outside Date; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach and the Company is not then in breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured by the earlier of (i) thirty (30) days after notice of such breach is provided by the Company to SPAC; and (ii) five (5) Business Days prior to the Outside Date; or

(g) by SPAC if the Company Member Approval is not obtained on or prior to the date of the SPAC Stockholders’ Meeting;

(h) by SPAC if the definitive Surf Combination Agreement has been validly terminated; or

(i) by SPAC if the Business Condition has not been satisfied prior to or on September 30, 2022; provided, however, that SPAC shall not be permitted to terminate this Agreement pursuant to this Section 8.01(i) unless the notice of termination pursuant to this Section 8.01(i) is delivered by SPAC to the Company within five (5) Business Days following September 30, 2022 if the Business Condition is not satisfied on or prior to September 30, 2022; or

(j) by the Company if the Extension Proposals are not approved by the requisite holders of SPAC Common Stock in accordance with Section 6.22.

SECTION 8.02 Effect of Termination Subject to Section 8.03, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except in the case of termination subsequent to a willful and intentional breach of this Agreement by such party prior to such termination.

SECTION 8.03 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement or any Transaction Document, if the Transactions are not consummated, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

(b) Notwithstanding anything to the contrary set forth in Section 8.03(a), if at the time of the valid termination of this Agreement (i) SPAC was entitled to terminate this Agreement pursuant to Section 8.01(h), (ii) the Company was not entitled to terminate this Agreement pursuant to Section 8.01(c), Section 8.01(d) or Section 8.01(f), and (iii) either (A) the valid termination of the definitive Surf Combination Agreement was primarily a result of any act or omission by Parentco, the Company or any Company Subsidiary, or (B) Parentco or the Company at any time failed to comply with Section 6.18 in any material respect and the definitive Surf Combination Agreement would not reasonably have been expected to have been terminated had Parentco and the Company complied with Section 6.18, then the Company shall reimburse SPAC for 50% of all out-of-pocket expenses reasonably incurred by it in connection with this Agreement and the Transactions, including the reasonable and out-of-pocket fees and expenses of its advisers, counsel, accountants and other experts; provided, however, that notwithstanding anything to the contrary, in no event shall the Company be required to reimburse SPAC pursuant to this Section 8.03(b) in an amount in excess of $250,000.

(c) Notwithstanding anything to the contrary set forth in Section 8.03(a), if at the time of the valid termination of this Agreement (i) SPAC was entitled to terminate this Agreement pursuant to Section 8.01(i) (taking into account the proviso in Section 8.01(i)), (ii) at the time of such termination, the Company was not entitled to terminate this Agreement pursuant to Section 8.01(c), Section 8.01(d) or Section 8.01(f), and (iii) prior to such termination the Extension Proposals were approved by the requisite holders of SPAC Common Stock in accordance with Section 6.22, then the Company shall reimburse SPAC for SPAC’s out-of-pocket expenses reasonably incurred that arose from obtaining such approval of the Extension Proposals, including the reasonable and out-of-pocket fees and expenses of its advisers, counsel, accountants and other experts arising therefrom; provided, however, that notwithstanding anything to the contrary, in no event shall the Company be required to reimburse SPAC pursuant to this Section 8.03(c) in an amount in excess of $650,000.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall SPAC be entitled to any reimbursement of fees and expenses pursuant to both Section 8.03(b) and Section 8.03(c).

SECTION 8.04 Amendment. This Agreement may be amended only in writing by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the First Effective Time; provided, however, that (i) after the SPAC Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of SPAC, without the receipt of such further approvals; and

(ii) after the Company Member Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the members of the Company, without receipt of such further approvals. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver. At any time prior to the First Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Second Effective Time, except that this Section 9.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except for claims based on actual and intentional fraud (it being understood that reckless fraud should be excluded from the foregoing) and, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 9.06.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to SPAC:

Tuscan Holdings Corp. II 135 E. 57th St.

New York, NY 10023

Attention: Stephen Vogel, Chief Executive Officer

Email: Stephen@tuscanholdings.com

with a copy (which shall not constitute effective notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave., 11th Fl.
New York, NY 10174

Attention: David Alan Miller / Jeffrey M. Gallant

Email: dmiller@graubard.com / jgallant@graubard.com

if to the Company:

Surf Air Mobility Inc.
12111 S. Crenshaw Blvd
Hawthorne, CA 90250

Attention: General Counsel
Email: legalnotices@surfair.com

with a copy to:

O’Melveny & Myers LLP
Two Embarcadero Center
28th Floor
San Francisco, California 94111

Attn:	C. Brophy Christensen, Jr.
Noah Kornblith
E-mail:	bchristensen@omm.com
nkornblith@omm.com

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“At-Risk Sponsor Shares” means a number of shares of Parentco Common Stock equal to thirty percent (30%) of the shares of Parentco Common Stock Sponsor and its affiliates are entitled to receive in respect of the SPAC Founder Shares in connection with the First Merger without giving effect to any vesting requirements or forfeiture obligations.

“Available Cash” means, without duplication, the amount equal to, as of immediately prior to the Closing: (a) the amount of immediately available funds contained in the Trust Fund available for release to SPAC (for the avoidance of doubt, which shall exclude the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of SPAC Common Stock), plus (b) any funds to be received by Parentco, SPAC, the Company or any Company Subsidiary pursuant to the Equity Line, the SAFE Agreements or any equity or debt financing transaction in which Parentco, SPAC, the Company or any Company Subsidiary is entitled to receive the financing proceeds, substantially concurrently with the Closing (it being understood that (i) $400,000,000 of the Equity Line will be deemed to be received by Parentco substantially concurrently with the Closing and (ii) that the funds invested under the SAFE Agreements will be deemed received by Parentco substantially concurrently with the Closing), plus (c) all funds held by SPAC outside of the Trust Fund and immediately available to SPAC without restriction, minus any Unpaid Transaction Expenses allocable to SPAC pursuant to clause (i) of the definition of Unpaid Transaction Expenses or other unpaid contingent liabilities of SPAC (other than liabilities resulting from liability treatment and classification of the Outstanding SPAC Warrants).

“Benefit Plan” means each (i) “employee benefit plan,” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, restricted stock, stock option, stock appreciation right, phantom equity, other equity-based, severance, salary continuation, supplemental unemployment, termination, employment, transaction or stay bonus, individual consulting or individual independent contracting, change-of-control, health, dental, prescription life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten), in any case (a) to which any of the Company or its Subsidiaries is party, (b) sponsored, maintained, contributed to, or required to be contributed to, by the Company or its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of such Person, or (c) under which the Company or its Subsidiaries has any liability.

“Business Condition” has the meaning set forth in Section 9.03 of the Company Disclosure Schedule under the heading “Business Condition”.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are required by Law to be closed.

“Business Systems” means all software, computer hardware (whether general or special purpose), devices, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or used by or for the Company or any Company Subsidiary in the conduct of its business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Parentco, the First Surviving Company, the Second Surviving Company or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Parentco, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors Parentco immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination, or (ii) the voting securities of Parentco immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (c) the result of which is a sale or other transfer, by operation of law or otherwise, of all or substantially all of the assets of Parentco to any Person.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial and Strategic Arrangement Condition” means if the Company, Parentco or any of their respective Subsidiaries enters into a binding commitment for (i) a Commercial and Strategic Arrangement (as defined below) with an airline listed on Schedule A attached hereto or (ii) a fleet order to provide 50 or more electrified aircraft or powertrains to a reputable U.S. or non-U.S. airline, in either case prior to the later of (i) the Closing and (ii) December 31, 2022. As used herein, a “Commercial and Strategic Arrangement” shall mean an agreement required to be filed by Parentco on Form 8-K under the Exchange Act (or which would be required to be filed by Parentco or the Company if it were a listed company subject to the Exchange Act), including, without limitation, a distribution deal, joint loyalty program, pilot pipeline, fleet order, electrification order or, for non-U.S. airlines, an agreement to franchise service to their region. The list of airlines on Schedule A may be supplemented or modified from time to time, as mutually agreed by the parties hereto.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any person (other than SPAC or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Surf Entities; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any of the Surf Entities; or (iii) the sale, lease, exchange or other disposition of material properties or assets of any of the Surf Entities, other than in the ordinary course of business.

“Company Closing Share Consideration” means a number of shares of Parentco Common Stock equal to (i) (A) eight hundred fifty million Dollars ($850,000,000) less (B) the amount of indebtedness of the Company and its Subsidiaries (including, for the avoidance of doubt, any Simple Agreements for Future Equity of the Company as to which the holder thereof has agreed to settle such agreement solely in cash, and excluding, for the avoidance of doubt, Southern and its Subsidiaries) in excess of fifteen million Dollars ($15,000,000), plus (C) if the Commercial and Strategic Arrangement Condition is satisfied as of or prior to the Closing, one hundred million Dollars ($100,000,000) divided by (ii) $10.00.

“Company Closing Per Share Consideration” means a number of shares of Parentco Common Stock equal to (i) the Company Closing Share Consideration less the number of shares of Parentco Common Stock issued to stockholders of Southern at the Closing pursuant to the Southern Acquisition, divided by (ii) the total number of outstanding Ordinary Shares of the Company immediately prior to the Second Effective Time on a fully-diluted basis (including the Warrant Shares and the Note Shares, and including the Ordinary Shares issuable upon the Preferred Conversion, but (a) excluding shares reserved under the Plan but not subject to issued and outstanding awards thereunder as of immediately prior to the First Effective Time and (b) excluding the Excluded Interests).

“Company Data” means all Personal Data, Intellectual Property, Company Product Data, confidential information or customer or employee data in the possession or control of the Company, a Company Subsidiary, or any of its or their contractors or services providers with regard to any Company Data obtained from or on behalf of the Company or any Company Subsidiary.

“Company IP Rights” means, collectively, the Company-Owned Intellectual Property Rights and the Company-Licensed IP that is material to the business of the Company and the Company Subsidiaries as currently conducted.

“Company Key Members” means the members and shareholders of the Company included on Annex A.

“Company Leased Real Property” means any real property which the Company or any of the Company Subsidiaries leases, subleases, licenses an interest in real property from any other third-party Person or otherwise occupies pursuant to a similar occupancy agreement (whether as a tenant, subtenant or pursuant to other occupancy arrangements).

“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, condition or development (each a “Change,” and collectively, “Changes”) that, individually or in the aggregate with all other Changes, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities, business plans or results of operation of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company and the Company Subsidiaries to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the Transactions; provided, however, that, for the purposes of the foregoing clause (a), in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse Change attributable to (i) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which the Company or the Company Subsidiaries operate; (ii) general economic, financial, market or political conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States; (iii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (iv) the announcement or negotiation or pendency or consummation of the Transactions (including the identity of SPAC or any communication by SPAC or any of its Affiliates regarding its plans or intentions with respect to the business of the Company or any Company Subsidiary, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company or any Company Subsidiary) or the taking of any action required by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions (provided that this clause (iv) shall not apply to any representation and warranty contained in Section 3.05 to the extent that it purports to address the effect of this Agreement and/or any other Transaction Documents or the Transactions (or the condition to Closing contained in Section 7.02(a) to the extent it relates to such representation and warranty)); (v) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested in writing or to which it has consented in writing, in each case, after the date of this Agreement; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) the failure of the Company or any Company Subsidiary to meet or achieve the results set forth in any internal or budget, plan, projection, prediction or forecast (although the underlying facts and circumstances resulting in such failure shall be taken into account unless otherwise excluded under clauses (i) through (vi) or (viii) through (x) of this definition); (viii) hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (ix) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; or (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world, in each case with respect to any of the foregoing clauses (i), (ii), (iii), (vi), (viii), (ix) or (x), to the extent such change does not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Consideration” means the Company Closing Share Consideration.

“Company Option” means options to purchase Ordinary Shares issued under the Plan.

“Company-Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary and used in its business as currently conducted.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Products.

“Company Proposals” means the following proposals for which the Company shall solicit irrevocable written consent of the holders of the Ordinary Shares and Company Preferred Shares pursuant to Section 6.03: (i) to approve the Second Merger and the Transactions and adopt this Agreement, (ii) to convert each Preferred Share into Ordinary Shares immediately prior to the Second Effective Time in accordance with the terms of the Company’s Organizational Documents (the “Preferred Conversion”), (iii) to approve the New Stock Incentive Plan, (iv) to approve the ESPP, (v) to approve the Amended and Restated Parentco Certificate of Incorporation and the Amended and Restated Parentco Bylaws, (vi) to approve the members of the Parentco Board as of the Closing and (vii) such other proposals that the Company Board deems advisable or necessary for the purpose of consummating the Mergers and the Transactions.

“Company RSU” means each award of restricted stock units granted by the Company with respect to the Company’s Ordinary Shares.

“Company Security Holders” means, collectively, as of immediately prior to the Second Effective Time, the stockholders of the Company and the holders of Company Warrants.

“Company Shareholders Agreement” means the Shareholders Agreement, dated as of August 15, 2016, as amended, by and among the Company and the members of the Company signatory thereto.

“Company Shares” means the Ordinary Shares outstanding immediately prior to the Second Effective Time, including any Ordinary Shares issued or issuable upon conversion of the Company Preferred Shares.

“Contract” means any legally binding written or oral agreement, contract, arrangement, lease, sublease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, face covering, personal protective equipment, social distancing, delay, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any health organization or Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, and any future Law, directive, guidelines or recommendations promulgated by any Governmental Authority in connection with or in response to COVID-19.

“Earnout Fully Diluted Shares” means the number of shares of Parentco Common Stock issued under this Agreement in connection with the Second Merger to holders of Outstanding Ordinary Shares as of immediately prior to the Second Effective Time.

“Earnout Shares” means the shares of Parentco Common Stock, if any, issued pursuant to Section 2.10.

“Equity Interest” means, with respect to the Company, SPAC or any of their respective Affiliates (including following the Second Effective Time, the Second Surviving Company and any Company Subsidiary), any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company is deemed to be a “single employer” for purposes of Section 4001(b)(i) of ERISA or part of the same “controlled group” as the Company for purposes of Section 414 of the Code.

“ESPP” mean the employee stock purchase plan to be adopted by Parentco on or prior to the Closing in the form attached hereto as Exhibit E.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Excluded Interests” means any Equity Interests issuable in connection with the SAFE Agreements (including, for the avoidance of doubt, SAFE Agreements with Broader Media Holdings, LLC, Partners for Growth V, L.P. and with Parklane, or any of their respective affiliates) and such other financings effected by the Company, Parentco or any of their respective subsidiaries after the date hereof, but prior to or concurrent with the Closing.

“Families First Act” means the Families First Coronavirus Response Act, as signed into Law by the President of the United States on March 18, 2020.

“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means (a) those substances defined as hazardous in or regulated as hazardous under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including by-products, breakdown products, crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, per-and poly-fluoroalkyl substances, toxic mold and asbestos.

“Intellectual Property” means (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, trade names, Internet domain names and other source identifiers together all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights and other works of authorship, moral rights, and registrations and applications for registration thereof, (d) trade secrets (including know how, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information, in each case, to the extent constituting a trade secret under applicable Law); and (c) all other intellectual property or proprietary rights of any kind or description.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of Sudhin Shahani, Deanna White and Douglas Sugimoto, and in the case of SPAC, the actual knowledge of Jordan Vogel and Aaron Feldman.

“Labor Agreement” means (i) any collective bargaining agreement or (ii) any industry-wide or nation-wide agreement governing labor.

“Law” means any law (including common law), statute, ordinance, regulation, rule or Governmental Order, in each case, of any Governmental Authority.

“Liens” means any mortgage, lien, hypothecation, pledge, charge, claim, encumbrance, security interest, attachment, easement, encroachment, right of way, right of first refusal, or other similar restriction (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller), or any agreement to create any of the foregoing.

“Look Back Date” means January 1, 2019.

“Nasdaq Stock Market” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“New Stock Incentive Plan” means the equity incentive plan to be adopted by Parentco on or prior to the Closing in the form attached hereto as Exhibit F.

“New Stock Incentive Plan Initial Award Agreement” means the form of award agreement, in a form mutually acceptable to Parentco and SPAC (with each acting reasonably), to evidence the New Stock Incentive Plan Initial Awards.

“New Stock Incentive Plan Initial Awards” means awards under the New Stock Incentive Plan which cover, in the aggregate and as measured at the time of grant of the awards, seven million (7,000,000) shares of Parentco Common Stock, with each such award to be granted to the individual, and to cover the number of shares of Parentco Common Stock, as determined by Parentco (each such individual identified in such Exhibit, an “Intended Initial Award Recipient”); provided, however, that if an Intended Initial Award Recipient is not employed by Parentco or one of its Subsidiaries at the time the New Stock Incentive Plan Initial Awards are granted, then such individual shall not be entitled to a New Stock Incentive Plan Initial Award and the total number of shares of Parentco Common Stock to be covered by the New Stock Incentive Plan Initial Awards shall be reduced accordingly.

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Organizational Documents” means: (i) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, if any, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Outstanding Ordinary Shares” means the total number of outstanding Ordinary Shares of the Company immediately prior to the Second Effective Time (including the Warrant Shares and the Note Shares, and including the Ordinary Shares issuable upon the Preferred Conversion, but (a) excluding Ordinary Shares issuable upon the exercise of Company Options and (b) excluding the Excluded Interests).

“Parentco Common Stock” means common stock of Surf Air Mobility, Inc., par value $0.0001 per share, as set forth in the Organizational Documents of Parentco, as the same may be amended.

“Permit” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business and (B) that relate to amounts not yet delinquent, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses or occupancy of such real property, (iv) non-exclusive licenses of Intellectual Property in the ordinary course of business, (v) Liens set forth on Schedule 9.03, (vi) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of such Leased Real Property, (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which are not violated in any material respect and do not materially interfere with the current use or occupancy of any Leased Real Property,

(viii) Liens incurred in connection with activities permitted under Section 5.02 hereof and

(ix) Liens arising under equipment leases with third parties entered into in the ordinary course of business.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or a Company Subsidiary, is capable of identifying an individual) or capable of identifying a specific device or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Plan” means the Company’s 2016 Equity Incentive Plan, as amended.

“Pre-Consummation Warning Letter” means any letter issued by the Federal Trade Commission (“FTC”), the Antitrust Division of the US department of Justice (“DOJ”) or any other Governmental Authority alerting the parties that (a) any investigation pursuant to any Antitrust Laws remains open, and (b) may subsequently determine that the First or Second Merger contemplated by this Agreement was unlawful. For the avoidance of doubt, in no event shall the foregoing definition apply to any written communication regarding a “second request” from the FTC or the DOJ.

“Products” mean any products or services that are developed by, offered for sale, distributed, or otherwise provided by the Company or the Company Subsidiaries to purchasers, whether directly or through multiple tiers of distribution.

“Redeeming Stockholder” means each SPAC stockholder who properly exercises its Redemption Rights.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Certificate of Incorporation of SPAC.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, or a Governmental Authority, any Sanctioned Country; and (iii) any Person directly or indirectly owned 50% or more, or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“SPAC Acquisition Proposal” means any inquiry, proposal or offer from any person (other than the Surf Entities or any of their Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving SPAC; (ii) the issuance or acquisition of outstanding shares of capital stock or other equity securities of SPAC; or (iii) the sale, lease, exchange or other disposition of material properties or assets of SPAC.

“SPAC Common Stock” means the common stock, par value $0.0001 per share, of SPAC.

“SPAC Founder Shares” means 4,312,500 of SPAC Common Stock issued to the Sponsor in a private placement prior to SPAC’s initial public offering.

“SPAC Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities, business plans, or results of operations of SPAC and its Subsidiaries, taken as a whole, or (ii) the ability of SPAC and its Subsidiaries to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the Transactions; provided, however, that, for the purposes of the foregoing clause (a), in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: any adverse Change attributable to (i) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which SPAC operates; (ii) general economic, financial, market or political conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States; (iii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (iv) the announcement or negotiation or pendency or consummation of the Transactions or the taking of any action required by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions (provided that this clause (iv) shall not apply to any representation and warranty contained in Section 4.05 to the extent that it purports to address the effect of this Agreement and/or any other Transaction Documents or the Transactions (or the condition to Closing contained in Section 7.03(a) to the extent it relates to such representation and warranty)); (v) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested in writing or to which it has consented in writing, in each case, after the date of this Agreement; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions (including any SEC SPAC Accounting Changes); (vii) changes in the market for securities of SPAC (although the underlying facts and circumstances resulting in such change shall be taken into account unless otherwise excluded under clauses (i) through (vi) or (viii) through (x) of this definition); (viii) hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (ix) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; or (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world, in each case with respect to any of the foregoing clauses (i), (ii), (iii), (vi), (viii), (ix) or (x), to the extent such change does not disproportionately affect SPAC and its Subsidiaries, taken as a whole, relative to other companies in the industries in which SPAC and its Subsidiaries operate.

“SPAC Private Warrants” means, collectively, the Private Warrants and the Post IPO Warrants, each as defined in the SPAC Warrant Agreement.

“SPAC Warrant Agreement” means that certain warrant agreement, dated July 11, 2019, by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the warrants to purchase shares of SPAC Common Stock governed by the SPAC Warrant Agreement.

“Sponsor” means Tuscan Holdings Acquisition II LLC.

“Subsidiary” or “Subsidiaries” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly (a) owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise. For the purposes of this Agreement, “Subsidiary” shall not include Southern whether before or after the consummation of the Southern Acquisition.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other similar tax, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Trading Day” means any day on which shares of Parentco Common Stock are actually traded on the principal securities exchange or securities market on which shares of Parenco Common Stock are then traded.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Amended and Restated Parentco Certificate of Incorporation, the Registration Rights Agreement, the Lock-up Agreement, the Sponsor Letter Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Parentco, Merger Sub I, Merger Sub II or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers; provided, however, that the Transactions shall not include the the Southern Acquisition.

“Transfer Taxes” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Parentco.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) and the regulations promulgated thereunder or any similar state, local or foreign Law.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.10
Agreement	Preamble
Amended and Restated Parentco Bylaws	§ 1.05(d)
Amended and Restated Parenco Certificate of Incorporation	§ 1.05(c)
Anti-Corruption Laws	§ 3.20(a)
Antitrust Laws	§ 6.09(b)
Articles of Merger	§ 1.03(b)
Audited Financial Statements	§ 3.07(a)
Blue Sky Laws	§ 3.05(b)
Cancelled Warrant	§ 2.06(b)
Cancelled Warrant Consideration	§ 2.06(b)
Certificate of Merger	§ 1.03(a)
Claims	§ 5.03(b)
Class A-1 Preferred Shares	§ 3.03(b)
Class A-2 Preferred Shares	§ 3.03(b)
Class A-3 Preferred Shares	§ 3.03(b)
Class A-4 Preferred Shares	§ 3.03(b)
Class A-5 Preferred Shares	§ 3.03(b)
Class B-1 Preferred Shares	§ 3.03(b)
Class B-2 Preferred Shares	§ 3.03(b)
Class B-3 Preferred Shares	§ 3.03(b)
Class B-4 Preferred Shares	§ 3.03(b)
Class B-5 Preferred Shares	§ 3.03(b)
Class B-6a Preferred Shares	§ 3.03(b)
Class B-6s Preferred Shares	§ 3.03(b)
Class B-2 Preferred Warrants	§ 2.06(b)
Class B-3 Preferred Warrants	§ 2.06(b)
Class B-4 Preferred Warrants	§ 2.06(b)
Closing	§ 1.02
Closing Date	§ 1.02
Companies Act	Recitals
Company	Preamble
Company Board	Recitals

Defined Term	Location of Definition
Company Board Recommendation	Recitals
Company Certificates	§ 2.03(b)
Company Closing Merger Consideration	§ 2.03(b)
Company Disclosure Schedule	Article III
Company Member Approval	§ 6.03(a)
Company Member Notice	§ 6.03(b)
Company Merger Payment Schedule	§ 2.03(a)
Company Permits	§ 3.06
Company Preferred Shares	§ 3.03(b)
Company Proprietary Information	§ 3.15(a)
Company Subsidiary	§ 3.01(a)
Company Warrants	§ 2.06(b)
Confidentiality Agreement	§ 6.05(b)
Converted Parentco Option	§ 2.07(a)
COVID-19 Quarantine Period	§ 3.19
D&O Indemnified Parties	§ 6.12(a)
D&O Tail Policy	§ 6.12(c)
DGCL	Recitals
Dissenter Rights	§ 2.04(a)
Dissenting Shareholder	§ 2.04(a)
Dissenting Shares	§ 2.04(a)
Enforceability Exceptions	§ 3.04
Exchange Agent	§ 2.03(b)
Exchanged Company RSU	§ 2.08
Exchange Fund	§ 2.03(b)
Financial Statements	§ 3.07(a)
First Effective Time	§ 1.03(a)
First Merger	Recitals
First Surviving Company	§ 1.01(a)
Founder Preferred Shares	§ 3.03(b))
HSR Act	§ 3.05(b)
Intended Tax Treatment	Recitals
Interim Financial Statements	§ 3.07(a)
IT Systems	§ 3.16(c)
Letter of Transmittal	§ 2.03(c)
Lock-Up Agreement	Recitals
Material Contracts	§ 3.19(a)
Merger Consideration	§ 2.03(b)
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Recitals
Nasdaq Listing Applications	§ 6.11(c)
Ordinary Shares	§ 3.03(b)
Ordinary Warrants	§ 2.06(b)

Defined Term	Location of Definition
Other Filings	§ 6.01(a)
Outside Date	§ 8.01(b)
Outstanding Company Ordinary Shares	§ 3.03(b)
Outstanding SPAC Shares	§ 4.03(a)
Outstanding SPAC Warrants	§ 4.03(a)
Outstanding Preferred Shares	§ 3.03(b)
Parentco	Preamble
Parentco Board	Recitals
Parentco Warrant	§ 2.06(a)
Private Placements	Recitals
Proxy Statement	§ 6.01(a)
Real Estate Lease Documents	§ 3.145b)
Real Property Lease	§ 3.15(c)
Registration Rights Agreement	Recitals
Registration Securities	§ 6.01(a)
Registration Statement	§ 6.01(a)
Representatives	§ 6.05(a)
SEC	§ 4.07(a)
Second Effective Time	§ 1.03(b)
Second Merger	Recitals
Second Surviving Company	§ 1.01(b)
Securities Act	§ 4.07(a)
Southern	Recitals
Southern Acquisition	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	§ 6.01(d)
SPAC Disclosure Schedule	Article IV
SPAC Merger Consideration	§ 2.03(b)
SPAC Per Share Consideration	§ 2.01(a)
SPAC Preferred Stock	§ 4.03(a)
SPAC Proposals	§ 6.01(a)
SPAC SEC Reports	§ 4.07(a)
SPAC Stockholder Approval	§ 6.02
SPAC Stockholders’ Meeting	§ 6.01(a)
SPAC Trustee	§ 4.13
Sponsor Letter Agreement	Recitals
Sponsor Lock-Up Agreement	Recitals
Surf Entities	Preamble
Terminating Company Breach	§ 8.01(e)
Terminating SPAC Breach	§ 8.01(f)
Transaction Litigation	§ 6.15
Trust Agreement	§ 4.13
Trust Fund	§ 5.03(a)

Defined Term	Location of Definition
Voting Support Agreement	Recitals
Written Consent	§ 6.03(a)

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise); provided, however, that the Company may assign its rights (in whole or in part) under this Agreement to any lender or financing source, but in no event shall any such assignment release the Company from any of its obligations under this Agreement.

SECTION 9.06 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than Section 6.15 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement or any other Transaction Document brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Transaction Documents or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, Transaction Documents and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.No Other Representation. None of the parties, their securityholders nor any of their respective representatives has made any representations or warranties, express or implied, of any nature whatsoever relating to such party or its business or otherwise in connection with the Transactions contemplated by this Agreement or any Transaction Document, other than those representations and warranties expressly set forth in Article III or Article IV, as the case may be, in each case, as modified by the schedules to this Agreement. Without limiting the generality of the foregoing, none of the parties nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to such party made available to the other party and its Representatives, including due diligence materials, or in any presentation of the business of such party by management such party or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the other party in executing, delivering and performing this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article III or Article IV, as the case may be, as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any party or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the such party, and are not and shall not be deemed to be relied upon by any other party in executing, delivering and performing this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article III or Article IV, as the case may be, in each case, as modified by the Schedules to this Agreement.

SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.13 Construction. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all.”

(d) Unless otherwise specified, any reference to any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedule. Any reference in a schedule contained in the Company Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties (or applicable covenants) contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) References to “$” or Dollars means United States Dollars.

(h) Captions are not a part of this Agreement, but are included for convenience, only.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TUSCAN HOLDINGS CORP. II

By:	/s/ Stephen Vogel
Name:	Stephen Vogel
Title:	Chief Executive Office

SURF AIR GLOBAL LIMITED

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	Chief Executive Officer

SURF AIR MOBILITY INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President, Chief Financial Officer, Treasurer and Secretary

THCA MERGER SUB INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President, Chief Financial Officer, Treasurer and Secretary

SAGL MERGER SUB LIMITED

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	Director

[Signature Page to Business Combination Agreement]